Exhibit 10.08

STANDARD INDUSTRIAL LEASE

1.	BASIC LEASE PROVISIONS.

1.1	DATE:	March 23, 2007

1.2	LANDLORD:	The Realty Associates Fund V, L.P., a Delaware limited partnership

1.3	TENANT:	3PARdata, Inc., a California corporation

1.4	PREMISES ADDRESSES:	4225 Technology Drive, Fremont, California

1.5	APPROXIMATE LEASABLE AREA OF PREMISES:	19,157
(in square feet)

1.6	USE:	Office, research and development and light assembly (including manufacturing of high-tech components)

1.7	TERM:	Delivery Date (as defined below) through June 30, 2010

1.8	COMMENCEMENT DATE:	Delivery Date

1.9	BASE RENT:	Delivery Date - June 30, 2007: $0;
July 1, 2007 - June 30, 2008: $16,283.45;
July 1, 2008 – June 30, 2009: $17,241.30; and
July 1, 2009 – June 30, 2010: $18,199.15.

1.10	BASE RENT PAID UPON EXECUTION:	$16,283.45

	APPLIED TO:	July 2007
(insert month(s))

1.11	TENANT’S PERCENTAGE SHARE:	Building: 33.52%
Project: 11.41%

1.12	SECURITY DEPOSIT:	$18,199.15

1.13	NUMBER OF PARKING SPACES:	77

1.14	REAL ESTATE BROKER:

	LANDLORD:	CB Richard Ellis, Inc.

	TENANT:	None

1.15	EXHIBITS ATTACHED TO LEASE:	Exhibit A – “Premises;” Exhibit B – “Verification Letter”;
Exhibit C – “Rules and Regulations;” Exhibit D – “Form of HazMat Certificate;” Exhibit E – “Addendum to Lease;” Exhibit F – “Work Letter Agreement

1.16	ADDRESSES FOR NOTICES:

	LANDLORD:	The Realty Associates Fund V, L.P.
c/o TA Associates Realty
1301 Dove Street, Suite 860
Newport Beach, California 92660
Attn: Asset Manager/Fremont

and

The Realty Associates Fund V, L.P.
c/o TA Associates Realty
28 State Street, Tenth Floor
Boston, Massachusetts 02109
Attention: Asset Manager/Fremont

WITH A COPY TO:	CB Richard Ellis, Inc.
225 West Santa Clara Street, Suite 1050
San Jose, California 95113
Attention: Property Manager/Fremont

TENANT:	3PARdata, Inc.
4209 Technology Drive
Fremont, California 94538
Attn: Chief Financial Officer

2.	PREMISES.

2.1      ACCEPTANCE. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the term of this Lease, subject to the terms, covenants and conditions of this Lease. The Premises is depicted on Exhibit “A” attached hereto. The Premises depicted on Exhibit “A” is contained in a building (the “Building”). Tenant accepts the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants, conditions, restrictions and easements, and except as may be otherwise expressly provided herein, Landlord shall not be obligated to make any repairs or alterations to the Premises. Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. The number of square feet set forth in section 1.5 is an approximation, and the Base Rent shall not be changed if the actual number of square feet in the Premises is different than the number of square feet set forth in section 1.5.

2.2      COMMON AREAS. Landlord hereby grants to Tenant for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use (including Landlord), the Common Areas (as hereinafter defined) as they exist from time to time, subject to all rights reserved by Landlord hereunder and under the terms of all rules and regulations promulgated by Landlord from time to time with respect thereto. Landlord reserves the right from time to time to take any of the following actions so long as reasonable access to the Premises remains available: (a) make changes in the Common Areas, including, without limitation, changes in location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (b) close temporarily any of the Common Areas for maintenance purposes; (c) construct additional buildings, parking areas, loading dock facilities and other improvements within the Common Areas; and (d) do and perform such other acts and make such other changes in, to or with respect to the Common Areas as Landlord may deem appropriate. As used herein, the term “Common Areas” means all areas and facilities outside the Premises and within the exterior boundary lines of the land owned by Landlord that are provided and designated by Landlord as such from time to time for general nonexclusive use of Tenant and others, including, if designated by Landlord as Common Areas, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways and landscaped areas. The Premises, the Building, the Common Areas, the land upon which the same are located, along with all other buildings and improvements thereon, are herein collectively referred to as the “Project.” Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas, including, without limitation, the storage of trucks or other vehicles. Any such storage shall be permitted only by the prior written consent of Landlord, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

3.      TERM AND COMMENCEMENT DATE. The term of this Lease will commence on the date that Landlord delivers possession of the Premises to Tenant in its “as is” condition (the “Delivery Date”). When the Delivery Date is established by Landlord, Tenant shall, within ten (10) days after Landlord’s request, complete and execute the letter attached hereto as Exhibit “B” and deliver it to Landlord. Tenant’s failure to execute the letter attached hereto as Exhibit “B” within said ten (10) day period shall constitute Tenant’s acknowledgment of the truth of the facts contained in the letter delivered by Landlord to Tenant.

4.	USE.

4.1    PERMITTED USE. The Premises shall be used only for the purpose described in section 1.6 and for no other purpose. Landlord makes no representation or warranty that Tenant’s use is permitted by applicable zoning laws or other laws and regulations. In no event shall any portion of the Premises be used for retail sales. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Project, including, without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent, which may be given or withheld in Landlord’s reasonable discretion. Tenant shall not (a) permit any animals or pets to be brought to or kept in the Premises, (b) install any antenna, dish or other device on the roof of the Building or outside of the Premises, (c) make any penetrations into the roof of the Building, (d) place loads upon floors, walls or ceilings in excess of the load such items were designed to carry, (e) place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies or other items outside of the Building in which the Premises is located or (f) change the exterior of the Premises or the Building in which the Premises is located.

4.2    COMPLIANCE WITH LAWS. Tenant shall, at Tenant’s sole expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use or other permits, variances, covenants, conditions, restrictions, easements, the recommendations of Landlord’s engineers or other consultants, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the term or any part of the term hereof, relating in any manner to the Premises or the occupation and use by Tenant of the Premises. Tenant shall, at Tenant’s sole expense, comply with all requirements of the Americans With Disabilities Act that relate to the Premises, and all federal, state and local laws and regulations governing occupational safety and health. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with or endanger Landlord or any other tenants of the Project. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with applicable laws and regulations, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure.

5.      BASE RENT. Tenant shall pay Base Rent in the amount set forth on the first page of this Lease. At the time Tenant executes this Lease it shall pay to Landlord the advance Base Rent described in section 1.10. Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month commencing on the Commencement Date. Payments of Base Rent for any fractional calendar month shall be prorated. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant shall have no right at any time to abate, reduce, or set off any rent due hereunder except where expressly provided in this Lease.

6.	OPERATING EXPENSE PAYMENTS.

6.1    OPERATING EXPENSES. Tenant shall pay Tenant’s Percentage Share (as defined below) of the Operating Expenses for the Project. For the purposes of this Lease, the term “Operating Expenses” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Project (including the associated Common Areas), including, but not limited to, the following:

(a)      wages and salaries (including management fees) of all employees, agents, consultants and other individuals or entities engaged in the operation, repair, replacement, maintenance, and security of the Project, including taxes, insurance and benefits relating thereto;

(b)      all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project;

(c)      annual cost of all Capital Improvements (as defined below) made to the Project which although capital in nature can reasonably be expected to reduce the normal operating costs of the Project, as well as all Capital Improvements made in order to comply with any law now or hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes) (no reserves exist for the payment of such items);

(d)      cost of all utilities for the Common Area paid by Landlord;

(e)      cost of any insurance or insurance related expense applicable to the Project and Landlord’s personal property used in connection therewith, including, but not limited to, the insurance costs described in section 10.2;

(f)      cost of repairs, replacements and general maintenance of the Project (including all truck court areas, paving and parking areas, Common Area lighting facilities, fences, gates, water lines, sewer lines, rail spur areas and any other item Landlord is obligated to repair or maintain), other than costs necessary to assure the structural soundness of the roof, foundation and exterior walls of the Project which are payable solely by Landlord under section 11;

(g)      cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement or security of the Project (including, without limitation, alarm service, exterior painting, trash collection, snow, ice, debris and waste removal and landscape maintenance);

(h)      the cost of all accounting fees, management fees, legal fees and consulting fees attributable to the operation, ownership, management, maintenance or repair of the Project;

(i)      payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant or other agreement relating to the sharing of costs among property owners;

(j)      Intentionally deleted;

(k)      the cost of all business licenses, permits or similar fees relating to the operation, ownership, repair or maintenance of the Project; and

(l)      the cost of any other item the cost of which is stated in this Lease to be an Operating Expense.

For purposes of this Lease, a “Capital Improvement” shall be an improvement to the Project made by Landlord, the cost of which is not fully deductible in the year incurred in accordance with generally accepted accounting principles; provided, however, that, at Landlord’s option, the cost of painting all or part of the Project and resurfacing and restriping roadways and parking areas shall be treated as an expense and not as a Capital Improvement. Real Property Taxes (as defined below) shall be reimbursed to Landlord as provided below and shall not be treated as an Operating Expense. References to facilities, services, utilities or other items in this section shall not impose an obligation on Landlord to have said facilities or to provide said services unless such facilities and services already exist at the Project.

6.2    OPERATING EXPENSE EXCLUSIONS. Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following: (i) costs (including permit, license and inspection fees) incurred for tenant improvements for other tenants within the Project; (ii) legal and auditing fees (other than those fees reasonably incurred in connection with the maintenance and operation of all or any portion of the Project), leasing commissions, advertising expenses and similar costs incurred in connection with the leasing of the Project; (iii) depreciation of the Building or any other improvements situated within the Project; (iv) any items for which Landlord is actually reimbursed by insurance or by direct reimbursement by any other tenant of the Project; (v) costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of sections 11 and 12, below; (vi) other than any interest charges for Capital Improvements referred to in section 6.1(c) hereinabove, any interest or payments on any financing for the Building or the Project and interest and penalties incurred as a result of Landlord’s late payment of any invoice; (vii) costs associated with the investigation and/or remediation of Hazardous Materials (hereafter defined) present in, on or about any portion of the Project, unless such costs and expenses are the responsibility of Tenant as provided in section 27 hereof, in which event such costs and expenses shall be paid solely by Tenant in accordance with the provisions of section 27 hereof; (viii) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such by unaffiliated third parties on a competitive basis; (ix) any payments under a ground lease or master lease; (x) except as provided in section 6.1(c) and (j) above, the cost of Capital Improvements; (xi) reserves for the payment of future Capital Improvements, (xii) insurance deductibles and costs of uninsured casualty to the extent Tenant’s Percentage Share of the same exceeds $50,000 for any single event and (xiii) earthquake insurance premiums allocable to any calendar year to the extent that such premiums exceed an amount equal to the earthquake insurance premiums allocable to the first full calendar year of the term of this Lease multiplied by five (5).

6.3    PAYMENT. Tenant shall commence paying Tenant’s Percentage Share of Operating Expenses from and after the Delivery Date. Tenant’s Percentage Share of Operating Expenses shall be payable by Tenant within ten (10) days after a reasonably detailed statement of actual expenses is presented to Tenant by Landlord. At Landlord’s option, however, Landlord may, from time to time, estimate what Tenant’s Percentage Share of Operating Expenses will be, and the same shall be payable by Tenant monthly during each calendar year of the Lease term, on the same day as the Base Rent is due hereunder. In the event that Tenant pays Landlord’s estimate of Tenant’s Percentage Share of Operating Expenses, Landlord shall use its best efforts to deliver to Tenant within one hundred eighty (180) days after the expiration of each calendar year a reasonably detailed statement (the “Statement”) showing Tenant’s Percentage Share of the actual Operating Expenses incurred during such year. Landlord’s failure to deliver the Statement to Tenant within said period shall not constitute Landlord’s waiver of its right to collect said amounts or otherwise prejudice Landlord’s rights hereunder. If Tenant’s payments under this section during said calendar year exceed Tenant’s Percentage Share as indicated on the Statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant’s Percentage Share of Operating Expenses next falling due. If Tenant’s payments under this section during said calendar year were less than Tenant’s Percentage Share as indicated on the Statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of the Statement. Landlord and Tenant shall adjust between them by cash payment any balance determined to exist with respect to that portion of the last calendar year for which Tenant is responsible for Operating Expenses within thirty (30) days after such amount is determined by Landlord, notwithstanding that the Lease term may have terminated before the end of such calendar year; and this provision shall survive the expiration or earlier termination of the Lease.

6.4    TENANT’S PERCENTAGE SHARE. “Tenant’s Percentage Share” as used in this Lease shall mean the percentage of the cost of Operating Expenses and Real Property Taxes (as defined below) for which Tenant is obligated to reimburse Landlord pursuant to this Lease. Notwithstanding anything to the contrary contained in section 1.11, Landlord shall have the right to determine Tenant’s Percentage Share of the cost of Operating Expenses and Real Property Taxes using any one or more of the following three methods, and Tenant hereby agrees that any one of the following three methods of allocation is reasonable: (a) by multiplying the cost of all Operating Expenses or Real Property Taxes by a fraction, the numerator of which is the number of square feet of leasable space in the Premises and the denominator of which is the number of square feet of leasable space in all buildings in the Project; or (b) (i) with respect to an Operating Expense or Real Property Taxes attributable solely to one Building, requiring Tenant to pay that portion of the cost of the Operating Expense or Real Property Taxes that is obtained by multiplying such cost by a fraction, the numerator of which is the number of square feet of leasable space in the portion of the Premises located in the Building and the denominator of which is the number of square feet of leasable space in the entire Building and (ii) with respect to an Operating Expense or Real Property Taxes attributable to the Common Areas of the Project, but not any particular building in the Project, requiring Tenant to pay that portion of the cost of the Operating Expense or Real Property Taxes that is obtained by multiplying such cost by a fraction, the numerator of which is the number of square feet of leasable space in the Premises and the denominator of which is the number of square feet of leasable space in all buildings in the Project.

6.5    AUDITS. If Tenant disputes the amount set forth in the Statement, Tenant shall have the right, at Tenant’s sole expense, not later than sixty (60) days following receipt of such Statement, to cause Landlord’s books and records with respect to the calendar year which is the subject of the Statement to be audited by a certified public accountant mutually acceptable to Landlord and Tenant. The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord’s regular business hours. Tenant’s Percentage Share of Operating Expenses shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall be final and binding upon Landlord and Tenant. Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in default under the Lease. The accountant conducting the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises. Tenant’s right to undertake an audit with respect to any calendar year shall expire sixty (60) days after Tenant’s receipt of the Statement for such calendar year, and such Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of such sixty (60) day period, unless prior thereto Tenant shall have given Landlord written notice of its intention to audit Operating Expenses for the calendar year which is the subject of the Statement. If Tenant gives Landlord notice of its intention to audit Operating Expenses, it must commence such audit within sixty (60) days after such notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after such notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Tenant agrees that the results of any Operating Expense audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity.

7.      SECURITY DEPOSIT. Tenant shall deliver to Landlord at the time it executes this Lease the security deposit set forth in section 1.12 as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay Base Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use all or any portion of said deposit for the payment of any Base Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount. Landlord shall not be required to keep said security deposit separate from its general accounts. Provided that Tenant is not in default beyond any applicable notice and cure period, said deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the term hereof, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit. Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of Landlord’s damages in the event of Tenant’s default. Tenant hereby waives the provisions of any law which is inconsistent with this section including, but not limited to, Section 1950.7 of the California Civil Code.

8.      UTILITIES.

8.1    PAYMENT. Tenant shall pay for all water, gas, electricity, telephone, sewer, sprinkler services, refuse and trash collection and other utilities and services used on the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto. Tenant shall contract directly with the applicable public utility for such services. Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord. Tenant agrees to limit use of water and sewer for normal restroom use, and nothing herein contained shall impose upon Landlord any duty to provide sewer or water usage for other than normal restroom usage.

8.2    INTERRUPTIONS. Tenant agrees that Landlord shall not be liable to Tenant for its failure to furnish water, gas, electricity, telephone, sewer, refuse and trash collection or any other utility services or building services when such failure is occasioned, in whole or in part, by repairs, replacements or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Project, by any accident, casualty or event arising from any cause whatsoever, including the negligence of Landlord, its employees, agents and contractors, by act, negligence or default of Tenant or any other person or entity, or by any other cause, and such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from the obligation of paying rent or performing any of its obligations under this Lease (provided, however, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof for five (5) consecutive business days following written notice to Landlord thereof (“Eligibility Period”) as a result of any interruption in utility or building services to the Premises caused by the gross negligence or willful misconduct of Landlord, then Tenant’s rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof due to such interruption, which abatement or reduction shall be in proportion that the rentable area of the portion of the Premises that Tenant is so prevented from using, and does not use, due to such interruption bears to the total rentable area of the Premises). Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any such services or utilities. Landlord may comply with mandatory controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease.

8.3    Intentionally Deleted.

8.4.    ALTERNATIVE UTILITY PROVIDERS. If permitted by applicable laws, Landlord shall have the right at any time and from time to time during the term of this Lease to either contract for service from a different company or companies (each such company referred to as an “Alternate Service Provider”) other than the company or companies presently providing electrical service for the Project (the “Electric Service Provider”) or continue to contract for service from the Electric Service Provider, at Landlord’s sole discretion. Tenant agrees to cooperate with Landlord, the Electric Service Provider, and an Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider, and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and any other machinery within the Premises.

9.      REAL AND PERSONAL PROPERTY TAXES.

9.1    PAYMENT OF TAXES. Tenant shall pay to Landlord during the term of this Lease, in addition to Base Rent and Tenant’s Percentage Share of Operating Expenses, Tenant’s Percentage Share of all Real Property Taxes. Tenant’s Percentage Share of Real Property Taxes shall be payable by Tenant at the same time, in the same manner and under the same terms and conditions as Tenant pays Tenant’s Percentage Share of Operating Expenses.

9.2    DEFINITION OF REAL PROPERTY TAX. As used herein, the term “Real Property Taxes” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, improvement bond or bonds imposed on the Project or any portion thereof by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Project or in any portion thereof. Real Property Taxes shall not include income, inheritance and gift taxes. If, by applicable law, any assessments may be paid in installments at the option of the taxpayer, then, whether or not Landlord elects to pay such assessments in installments, for purposes of calculating Real Property Taxes hereunder, such assessments shall be computed as if such election had been made, and only the installments thereof which would have become due during the applicable period shall be included as part of Real Property Taxes.

9.3    PERSONAL PROPERTY TAXES. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant’s use of the Premises. If any of Tenant’s personal property shall be assessed with Landlord’s real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property.

9.4    REASSESSMENTS. From time to time Landlord may challenge the assessed value of the Project as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Property Taxes to be reduced on other grounds. If Landlord is successful in causing the Real Property Taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter collectively referred to as a “reduction”), Landlord shall, to the extent practicable, to credit the reduction(s) to Real Property Taxes for the calendar year to which a reduction applies and to recalculate the Real Property Taxes owed by Tenant for years in which the reduction applies based on the reduced Real Property Taxes. All costs incurred by Landlord in obtaining the Real Property Tax reductions for years after the Commencement Date shall be considered an Operating Expense, and Landlord shall determine, in its reasonable discretion, to which years any reductions will be applied. In addition, all accounting and related costs incurred by Landlord in calculating new Base Years for tenants and in making all other adjustments shall be an Operating Expense. Landlord shall have the right to reasonably compensate a person or entity it employs to obtain a reduction in Real Property Taxes by giving such person or entity a percentage of any reduction or credit obtained, and in this event the reduction or credit obtained by Landlord shall be deemed to be the reduction or credit given by the taxing authority less the compensation paid to such person or entity.

10.      INSURANCE.

10.1    INSURANCE-TENANT.

(a)      Tenant shall obtain and keep in force during the term of this Lease a commercial general liability policy of insurance with coverages acceptable to Landlord, in Landlord’s reasonable discretion, which, by way of example and not limitation, protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single-limit coverage in an amount not less than $2,000,000 per occurrence with an “Additional Insured-Managers and Landlords of Premises Endorsement”. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

(b)      Tenant shall obtain and keep in force during the term of this Lease “all-risk” extended coverage property insurance with coverages acceptable to Landlord, in Landlord’s reasonable discretion. Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant’s personal property, all tenant improvements installed at the Premises by Tenant, Tenant’s trade fixtures and other property. By way of example, and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft, sprinkler leakage. Such insurance shall not be required to cover earthquake damage or flood damage.

(c)      Tenant shall, at all times during the term hereof, maintain in effect workers’ compensation insurance as required by applicable law and business interruption and extra expense insurance satisfactory to Landlord.

10.2    INSURANCE-LANDLORD.

(a)      Landlord shall obtain and keep in force a policy of general liability insurance with coverage against such risks and in such amounts as Landlord deems advisable insuring Landlord against liability arising out of the ownership, operation and management of the Project.

(b)      Landlord shall also obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Project in the amount of not less than the full replacement cost thereof, as determined by Landlord from time to time. The terms and conditions of said policies and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord’s reasonable discretion or as may be otherwise required by Landlord’s lender. In addition, at Landlord’s option, Landlord shall obtain and keep in force, during the term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord’s option, also cover all Operating Expenses and Real Property Taxes. Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom. The policies purchased by Landlord shall contain such deductibles as Landlord may reasonably determine. Tenant shall pay at Tenant’s sole expense any increase in the property insurance premiums for the Project over what was payable immediately prior to the increase to the extent the increase is specified by Landlord’s insurance carrier as being caused by the nature of Tenant’s occupancy or any act or omission of Tenant.

10.3    INSURANCE POLICIES. Tenant shall deliver to Landlord copies of the insurance policies required under section 10.1 within fifteen (15) days prior to the Commencement Date of this Lease, and Landlord shall have the right to approve the terms and conditions of said policies. Tenant’s insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals thereof. Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the state in which the Project is located, and said companies shall maintain during the policy term a “General Policyholder’s Rating” of at least A and a financial rating of at least “Class X” (or such other rating as may be required by any lender having a lien on the Project) as set forth in the most recent edition of “Best Insurance Reports.” All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. Landlord and, at Landlord’s option, the holder of any mortgage or deed of trust encumbering the Project and any person or entity managing the Project on behalf of Landlord, shall be named as an additional insured on all insurance policies Tenant is obligated to obtain by section 10.1 above. Tenant’s insurance policies shall not include deductibles in excess of Five Thousand Dollars ($5,000).

10.4    WAIVER OF SUBROGATION. Landlord waives any and all rights of recovery against Tenant and Tenant’s employees and agents for or arising out of damage to, or destruction of, the Project to the extent that Landlord’s insurance policies then in force insure against such damage or destruction (or to the extent of what would have been covered had Landlord maintained the insurance required to be carried under this Lease). Tenant waives any and all rights of recovery against Landlord and Landlord’s employees and agents for or arising out of damage to, or destruction of, the Project to the extent that Tenant’s insurance policies then in force insure against such damage or destruction (or to the extent of what would have been covered had Tenant maintained the insurance required to be carried under this Lease). Landlord and Tenant shall cause the insurance policies they obtain in accordance with the requirements of section 10 relating to property damage to provide that the insurance company waives all right of recovery by subrogation against the other party for damage covered by such insurance policies.

10.5    COVERAGE. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant’s property or Tenant’s obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit Tenant’s obligations or liability under any indemnity provision included in this Lease or under any other provision of this Lease.

11.      LANDLORD’S REPAIRS.

11.1    LANDLORD’S COST. Landlord shall maintain, at Landlord’s expense, only the structural elements of the roof of the Building (excluding the roof membrane), the structural soundness of the foundation of the Building and the structural elements of the exterior walls of the Building. Tenant shall reimburse Landlord for the cost of any maintenance, repair or replacement of the foregoing necessitated by Tenant’s misuse, negligence, alterations to the Premises or any breach of its obligations under this Lease. By way of example, and not limitation, the term “exterior walls” as used in this section shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries. Tenant shall immediately give Landlord written notice of any repair required by Landlord pursuant to this section, after which Landlord shall have a reasonable time in which to complete the repair. Nothing contained in this section shall be construed to obligate Landlord to seal or otherwise maintain the surface of any foundation, floor or slab. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair.

11.2    OPERATING EXPENSES. In addition, Landlord shall employ contractors to perform all repairs, maintenance and replacements of the roof membranes, sprinkler systems, fire alarm systems, fire detection systems and exterior walls of the Premises, sidewalks, landscaped areas and fencing (collectively, “Landlord Maintenance Items”). For purposes of this section, sprinkler systems, fire alarm systems and fire detection systems shall mean the sprinkler systems, fire alarm systems and fire detection systems that were a part of the Building on the date that Tenant first occupied the Premises (even if such date is prior to the Commencement Date) and shall not include any sprinkler systems, fire alarm systems and fire detection systems installed by Tenant (pursuant to the Work Letter Agreement or otherwise). Sprinkler systems, fire alarm systems, fire detection systems and similar systems installed by Tenant are hereinafter collectively referred to as the “Tenant Fire Systems”. Subject to the limitations contained in section 6.2, the cost of all Landlord Maintenance Items shall be included in Operating Expenses. Landlord shall determine in its sole discretion the scope and timing of the performance of such Landlord Maintenance Items, and Tenant shall not perform such Landlord Maintenance Items. Landlord’s maintenance of the exterior walls of the Premises shall include the right, but not the obligation, of Landlord to paint from time to time all or some of the exterior walls, canopies, doors, windows, gutters, handrails and other exterior parts of the Premises with colors selected by Landlord.

12.    TENANT’S REPAIRS.

12.1    OBLIGATIONS OF TENANT. Tenant shall, at its sole cost and expense, keep and maintain all parts of the Premises (except those listed as Landlord’s responsibility in section 11 above) in good and sanitary condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, skylights, any special store front or office entry, walls and finish work, floors and floor coverings, heating and air conditioning systems exclusively serving the Premises (the “HVAC”), dock boards, bumpers, plates, seals, levelers and lights, plumbing work and fixtures (including periodic backflow testing), electrical systems, lighting facilities and bulbs, alarm systems, Tenant Fire Systems, termite and pest extermination, tenant signage and regular removal of trash and debris. Tenant shall notify Landlord in writing prior to making any repair or performing any maintenance pursuant to this section, and Landlord shall have the right to designate the contractor Tenant shall use to make any repair or to perform any maintenance on the HVAC, plumbing systems and electrical systems located at the Premises provided that such contractor will perform the work at a competitive cost. Notwithstanding the forgoing, Tenant shall have the right to perform routine repairs and maintenance in the Premises without notifying Landlord provided that the routine repair or maintenance item (i) will not affect any other tenant of the Project or the exterior of the Building, (ii) is not a Landlord Maintenance Item and (iii) will not cost more than Two Thousand Dollars ($2,000.00). Tenant shall not paint or otherwise change the exterior appearance of the Premises without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. The cost of maintenance and repair of any common party wall (any wall, divider, partition or any other structure separating the Premises from any adjacent premises occupied by other tenants) shall be shared equally by Tenant and the tenant occupying the adjacent premises; provided, however, if Tenant damages a party wall the entire cost of the repair shall be paid by Tenant, at Tenant’s sole expense. Tenant shall not damage any party wall or disturb the integrity and support provided by any party wall. If Tenant fails to keep the Premises in good condition and repair, Landlord may, but shall not be obligated to, make any necessary repairs. If Landlord makes such repairs, Landlord may bill Tenant for the cost of the repairs as additional rent, and said additional rent shall be payable by Tenant within ten (10) days after demand by Landlord. Tenant shall maintain the HVAC in good condition and repair, and Tenant shall continuously maintain a service contract for the HVAC using a form of contract and service provider reasonably acceptable to Landlord. If Tenant fails to maintain the HVAC in good condition and repair or if Tenant fails to continuously maintain the service contract, Landlord shall have the right to elect to maintain the HVAC and, in this event, all costs incurred by Landlord shall be paid by Tenant within ten (10) days after written demand by Landlord.

12.2    MAINTENANCE CONTRACTS. Landlord shall enter into regularly scheduled preventative maintenance/service contracts for some or all of the following: the sprinkler, fire alarm and fire detection systems servicing the Premises, backflow testing for the plumbing servicing the Premises and for the roof membrane of the Premises (the “Maintenance Contracts”). If Landlord has elected to maintain the HVAC as provided in section 12.2, Landlord may obtain a HVAC maintenance contract and thereafter references in this Lease to Maintenance Contracts shall include the HVAC maintenance contract. The Maintenance Contracts shall include maintenance services satisfactory to Landlord, in Landlord’s reasonable discretion. Tenant shall reimburse Landlord for the cost of the Maintenance Contracts within ten (10) days after written demand by Landlord; provided, however, Landlord shall have the right to estimate the monthly cost of the Maintenance Contracts, and Tenant shall pay such amount to Landlord as additional rent each month at the same time Tenant pays Base Rent. Landlord shall have the right, but not the obligation, to include the cost of Maintenance Contracts in Operating Expenses, and Tenant shall then pay Tenant’s Percentage Share of such costs as determined by Landlord.

13.    ALTERATIONS AND SURRENDER.

13.1    CONSENT OF LANDLORD. Tenant shall not, without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, make any alterations, improvements, additions, utility installations or repairs (hereinafter collectively referred to as “Alterations”) in, on or about the Premises or the Project (provided, however, such consent may be withheld in Landlord’s sole discretion with respect to any exterior Alterations or any Alterations that affect the building operating systems and/or the structural components of a Building). Alterations shall include, but shall not be limited to, the installation or alteration of security or fire protection systems, communication systems, millwork, shelving, retrieval or storage systems, carpeting or other floor covering, painting, window and wall coverings, electrical distribution systems, lighting fixtures, telephone or computer system wiring, HVAC and plumbing. At the expiration of the term, Landlord may require the removal of any Alterations installed by Tenant and the restoration of the Premises and the Project to their prior condition, at Tenant’s expense (and Landlord will notify Tenant whether Landlord will require such removal by written notice given to Tenant upon or prior to the expiration of the term; provided, however, Landlord will notify Tenant of such requirement with respect to any particular Alterations contemplated by Tenant at the time of Landlord’s consent to the Alterations in questions if Tenant specifically requests in writing such notification from Landlord at the time of Tenant’s request for consent to the Alterations in question. Landlord shall respond to Tenant’s request concerning the removal of an Alteration within ten (10) days of Tenant’s written request for such a response). In no event shall Tenant be required to remove the Tenant Improvements (as defined in the Work Letter Agreement). If, as a result of any Alteration made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation, and such compliance requires Landlord to make any improvement or Alteration to any portion of the Project, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any Alteration by Tenant the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation. Should Landlord permit Tenant to make its own Alterations, Tenant shall use only such architect and contractor as has been reasonably approved by Landlord, and Landlord may require Tenant to provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations, to insure Landlord against any liability for mechanic’s and materialmen’s liens and to insure completion of the work. In addition, Tenant shall pay to Landlord a fee equal to Landlord’s actual costs for the overhead and other costs it incurs in reviewing the plans for the Alterations and in monitoring the construction of the Alterations, not to exceed, however, in each instance, a maximum of two percent (2%) of the cost of the Alterations; provided, however, that this fee shall not be paid in connection with the construction of the Tenant Improvements, and section 4.2(d) of the Work Letter Agreement shall govern the fee paid to Landlord in connection with the construction of the Tenant Improvements. Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alternations. In the event Tenant makes any Alterations, Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, “builders all risk” insurance in an amount approved by Landlord, workers compensation insurance and any other insurance requested by Landlord, in Landlord’s reasonable discretion.

13.2     PERMITS. Any Alterations in or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit. If Landlord consents to an Alteration, the consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Tenant shall provide Landlord with as-built plans and specifications for any Alterations made to the Premises.

13.3    MECHANICS LIENS. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or the Project, or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to not less than one and one-half times the amount of such contested lien claim indemnifying Landlord against liability arising out of such lien or claim. Such bond shall be sufficient in form and amount to free the Project from the effect of such lien. In addition, Landlord may require Tenant to pay Landlord’s reasonable attorneys’ fees and costs in participating in such action.

13.4    NOTICE. Tenant shall give Landlord not less than ten (10) days’ advance written notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Project.

13.5    SURRENDER. Subject to Landlord’s right to require removal or to elect ownership as hereinafter provided, all Alterations made by Tenant to the Premises shall be the property of Tenant, but shall be considered to be a part of the Premises. Unless Landlord gives Tenant written notice of its election not to become the owner of the Alterations at the end of the term of this Lease, the Alterations shall become the property of Landlord at the end of the term of this Lease. Landlord may require, on notice to Tenant pursuant to section 13.1 above, that some or all Alterations (other than the Tenant Improvements) be removed not later than the end of the term of this Lease and that any damages caused by such removal be repaired at Tenant’s sole expense. On the last day of the term hereof, or on any sooner termination, Tenant shall surrender the Premises (including, but not limited to, all doors, windows, floors and floor coverings, skylights, heating and air conditioning systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, electrical systems, lighting facilities, sprinkler systems, fire detection systems (but excluding any Landlord Maintenance Items which Landlord has not elected to have Tenant perform) (collectively the “Elements of the Premises”)) to Landlord in the same condition as received, ordinary wear and tear and casualty damage excepted, clean and free of debris and Tenant’s personal property, trade fixtures and equipment. Tenant’s personal property shall include all computer wiring and cabling installed by Tenant. Provided, however, if Landlord has not elected to have Tenant remove the Alterations, Tenant shall leave the Alterations at the Premises in good condition and repair, ordinary wear and tear excepted. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, furnishings and equipment. Damage to or deterioration of any Element of the Premises or any other item Tenant is required to repair or maintain at the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. If the Premises are not surrendered at the expiration of the term or earlier termination of this Lease in accordance with the provisions of this section, at Landlord’s option, Tenant shall continue to be responsible for the payment of Base Rent and all other amounts due under this Lease until the Premises are so surrendered in accordance with said provisions. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all damages, expenses, costs, losses or liabilities arising from any delay by Tenant in so surrendering the Premises including, without limitation, any damages, expenses, costs, losses or liabilities arising from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses and damages suffered by Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys’ fees and costs.

13.6    FAILURE OF TENANT TO REMOVE PROPERTY. If this Lease is terminated due to the expiration of its term or otherwise, and Tenant fails to remove its property, in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant.

14.    DAMAGE AND DESTRUCTION.

14.1    EFFECT OF DAMAGE OR DESTRUCTION. If all or part of the Project is damaged by fire, earthquake, flood, explosion, the elements, riot, the release or existence of Hazardous Materials (as defined below) or by any other cause whatsoever (hereinafter collectively referred to as “damages”), but the damages are not material (as defined in section 14.2 below), Landlord shall repair the damages to the Project as soon as is reasonably possible, and this Lease shall remain in full force and effect. If all or part of the Project is destroyed or materially damaged (as defined in section 14.2 below), Landlord shall have the right, in its sole and complete discretion, to repair or to rebuild the Project or to terminate this Lease. Landlord shall within ninety (90) days after the discovery of such material damage or destruction notify Tenant in writing of Landlord’s intention to repair or to rebuild or to terminate this Lease and, if Landlord elects to rebuild or repair, Landlord shall also inform Tenant of Landlord’s good faith determination of the time required for repair and restoration. Tenant shall in no event be entitled to compensation or damages on account of annoyance or inconvenience in making any repairs, or on account of construction, or on account of Landlord’s election to terminate this Lease. Notwithstanding the foregoing, if Landlord shall elect to rebuild or repair the Project after material damage or destruction, but in good faith determines that all or substantially all of the Premises cannot be substantially repaired within two hundred seventy (270) days after the date of the discovery of the material damage or destruction, without payment of overtime or other premiums, and the damage to the Project will render the entire Premises unusable during said two hundred seventy (270) day period, Landlord shall notify Tenant thereof in writing at the time of Landlord’s election to rebuild or repair, and Tenant shall thereafter have a period of fifteen (15) days within which Tenant may elect to terminate this Lease, upon thirty (30) days’ advance written notice to Landlord. Tenant’s termination right described in the preceding sentence shall not apply if the damage was caused by the negligent or intentional acts of Tenant or its employees, agents, contractors or invitees. Failure of Tenant to exercise said election within said fifteen (15) day period shall constitute Tenant’s agreement to accept delivery of the Premises under this Lease whenever tendered by Landlord, provided Landlord thereafter pursues reconstruction or restoration diligently to completion, subject to delays caused by Force Majeure Events. If Landlord is unable to repair the damage to the Premises during such two hundred seventy (270) day period, Tenant shall thereafter have a period of fifteen (15) days within which Tenant may elect to terminate this Lease, upon thirty (30) days’ advance written notice to Landlord; provided, however, if Landlord is unable to repair the damage to the Premises during such two hundred seventy (270) day period due to Force Majeure Events, the two hundred seventy (270) day period shall be extended by the period of delay caused by the Force Majeure Events. Tenant’s termination right described in the preceding sentence shall not apply if the damage was caused by the negligent or intentional acts of Tenant or its employees, agents, contractors or invitees. Failure of Tenant to exercise said election within said fifteen (15) day period shall constitute Tenant’s agreement to accept delivery of the Premises under this Lease whenever tendered by Landlord, provided Landlord thereafter continues to pursue reconstruction or restoration diligently to completion, subject to delays caused by Force Majeure Events. Subject to section 14.3 below, if Landlord or Tenant terminates this Lease in accordance with this section 14.1, Tenant shall continue to pay all Base Rent, Operating Expenses and other amounts due hereunder which arise prior to the date of termination.

14.2    DEFINITION OF MATERIAL DAMAGE. Damage to the Project shall be deemed material if, in Landlord’s reasonable judgment, the uninsured cost of repairing the damage will exceed Five Hundred Thousand Dollars ($500,000). Damage shall be considered insured if Landlord was required to obtain insurance to cover such damage by this Lease and failed to do so. If insurance proceeds (and any other amounts that Tenant elects, in its sole discretion, to contribute and pays to Landlord prior to the commencement of repair and restoration) are available to Landlord in an amount which is sufficient to pay the entire cost of repairing all of the damage to the Project, the damage shall be deemed material if Landlord in good faith determines that the damage in question cannot be repaired within two hundred seventy (270) days after the date of the discovery of the damage in question. Damage to the Project shall also be deemed material if (a) the Project cannot be rebuilt or repaired to substantially the same condition it was in prior to the damage due to laws or regulations in effect at the time the repairs will be made, (b) the holder of any mortgage or deed of trust encumbering the Project requires that insurance proceeds available to repair the damage in excess of Five Hundred Thousand Dollars ($500,000) be applied to the repayment of the indebtedness secured by the mortgage or the deed of trust, or (c) the damage occurs during the last twelve (12) months of the Lease term.

14.3    ABATEMENT OF RENT. If Landlord elects to repair damage to the Project and all or part of the Premises will be unusable or inaccessible to Tenant in the ordinary conduct of its business until the damage is repaired, Tenant’s Base Rent and Tenant’s Share of Operating Expenses shall be abated until the repairs are completed in proportion to the amount of the Premises which is unusable or inaccessible to Tenant in the ordinary conduct of its business. If Landlord or Tenant terminates this Lease in accordance with section 14.1 above and, from the occurrence of such damage until such termination, all or part of the Premises will be unusable or inaccessible to Tenant in the ordinary conduct of its business, Tenant’s Base Rent and Tenant’s Share of Operating Expenses shall be abated from the occurrence of the damage in question until such termination in proportion to the amount of the Premises which is unusable or inaccessible to Tenant in the ordinary conduct of its business. Notwithstanding the foregoing, there shall be no abatement of Base Rent or Tenant’s Share of Operating Expenses by reason of any portion of the Premises being unusable or inaccessible for a period equal to five (5) consecutive business days or less.

14.4    TENANT’S ACTS. If such damage or destruction occurs as a result of the negligence or the intentional acts of Tenant or Tenant’s employees, agents, contractors or invitees, and the proceeds of insurance which are actually received by Landlord (or which would have been received by Landlord had it maintained the policy of insurance required to be maintained by it pursuant to section 10.2(b) above) are not sufficient to pay for the repair of all of the damage, Tenant shall pay, at Tenant’s sole cost and expense, to Landlord upon demand, the difference between the cost of repairing the damage and the insurance proceeds received by Landlord.

14.5    TENANT’S PROPERTY. Landlord shall not be liable to Tenant or its employees, agents, contractors, invitees or customers for loss or damage to merchandise, tenant improvements, fixtures, automobiles, furniture, equipment, computers, files or other property (hereinafter collectively “Tenant’s property”) located at the Project. Tenant shall repair or replace all of Tenant’s property at Tenant’s sole cost and expense. Tenant acknowledges that it is Tenant’s sole responsibility to obtain adequate insurance coverage to compensate Tenant for damage to Tenant’s property.

14.6    WAIVER. Landlord and Tenant hereby waive the provisions of any present or future statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.

15.    CONDEMNATION. If any portion of the Premises or the Project are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if so much of the Premises or Project are taken by such condemnation as would substantially and adversely affect the operation and profitability of Tenant’s business conducted from the Premises, and said taking lasts for ninety (90) days or more, Tenant shall have the option, to be exercised only in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession. If a taking lasts for less than ninety (90) days, Tenant’s rent shall be abated during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent and Operating Expenses shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises. Common Areas taken shall be excluded from the Common Areas usable by Tenant and no reduction of rent shall occur with respect thereto or by reason thereof. Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a taking by condemnation of any part of the Premises or the Project. Any award for the taking of all or any part of the Premises or the Project under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, for good will, for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s unamortized improvements and alterations removable personal property and for moving expenses. In the event that this Lease is not terminated by reason of such condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Project, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Project caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. This section, not general principles of law or California Code of Civil Procedure sections 1230.010 et seq., shall govern the rights and obligations of Landlord and Tenant with respect to the condemnation of all or any portion of the Project.

16.    ASSIGNMENT AND SUBLETTING.

16.1    LANDLORD’S CONSENT REQUIRED. Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises (hereinafter collectively a “Transfer”), without Landlord’s prior written consent, which shall not be unreasonably withheld. Landlord shall respond to Tenant’s written request for consent hereunder within thirty (30) days after Landlord’s receipt of the written request from Tenant. Any attempted Transfer without such consent shall be void and shall constitute a material default and breach of this Lease. Tenant’s written request for Landlord’s consent shall include, and Landlord’s thirty (30) day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) financial statements for the proposed assignee or subtenant for the past three (3) years prepared in accordance with generally accepted accounting principles, (b) federal tax returns for the proposed assignee or subtenant for the past three (3) years, (c) a TRW credit report or similar report on the proposed assignee or subtenant, (d) a detailed description of the business the assignee or subtenant intends to operate at the Premises, (e) the proposed effective date of the assignment or sublease, (f) a copy of the proposed sublease or assignment agreement which includes all of the terms and conditions of the proposed assignment or sublease, (g) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant, (h) a detailed description of any Alterations the proposed assignee or subtenant desires to make to the Premises, and (i) a Hazardous Materials Disclosure Certificate substantially in the form of Exhibit D attached hereto (the “Transferee HazMat Certificate”). If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s written request shall not be considered complete until the information described in (a), (b) and (c) of the previous sentence has been provided with respect to each proposed guarantor. “Transfer” shall also include the transfer (a) if Tenant is a corporation, and Tenant’s stock is not publicly traded over the NASDAQ or other recognized securities exchange, of more than fifty percent (50%) of the voting stock of such corporation during the term of this Lease (whether or not in one or more transfers) (a “Change of Control”) or the dissolution, merger (where Tenant is not the surviving corporation) or liquidation of the corporation, or (b) if Tenant is a partnership, limited liability company, limited liability partnership or other entity, of more than fifty percent (50%) of the profit and loss participation in such partnership or entity during the term of this Lease (whether or not in one or more transfers) or the dissolution, merger (where Tenant is not the surviving partnership) or liquidation of the partnership, limited liability company, limited liability partnership or other entity. If Tenant is a limited or general partnership (or is comprised of two or more persons, individually or as co-partners), Tenant shall not be entitled to change or convert to (i) a limited liability company, (ii) a limited liability partnership or (iii) any other entity which possesses the characteristics of limited liability without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole discretion. If Landlord shall exercise any option to recapture the Premises, or shall deny a request for consent to a proposed assignment or sublease, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and claims that may be made against Landlord by the proposed assignee or subtenant, or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

16.2    LEVERAGED BUY-OUT. The involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, which results or will result in a reduction of the “Net Worth” of Tenant as hereinafter defined, by an amount equal to or greater than fifty percent (50%) of such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Tenant was or is greater, shall be considered to be an assignment of this Lease by Tenant to which Landlord may reasonably withhold its consent. “Net Worth” of Tenant for purposes of this section shall be the net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied.

16.3    STANDARD FOR APPROVAL. Landlord shall not unreasonably withhold its consent to a Transfer provided that Tenant has complied with each and every requirement, term and condition of this section 16. Tenant acknowledges and agrees that each requirement, term and condition in this section 16 is a reasonable requirement, term or condition. It shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this section 16 is not complied with or: (a) the Transfer would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (b) in Landlord’s reasonable judgment, a proposed assignee is not able financially to pay the rents due under this Lease as and when they are due and payable or the sublessee is not able financially to pay the rents due under the sublease as and when they are due and payable; (c) a proposed assignee’s or subtenant’s business will impose a burden on the Project’s parking facilities, Common Areas or utilities that is greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary; (f) the use of the Premises by the proposed assignee or subtenant will not be a use permitted by this Lease; (g) any guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty; (h) Tenant is in default beyond any applicable notice and cure periods set forth in section 17 at the time of the request; (i) if requested by Landlord, the assignee or subtenant refuses to sign a commercially reasonable non-disturbance and attornment agreement in favor of Landlord’s lender; (j) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (k) the assignee or subtenant is involved in a business which is not in keeping with the then-current standards of the Project; (l) the proposed assignee or subtenant is an existing tenant of the Project and Landlord has space in the Project of comparable size that could be leased to the proposed assignee or subtenant or is a person or entity then negotiating with Landlord for the lease of space in the Project; (m) [intentionally deleted]; (n) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency; or (o) the assignee or subtenant will use, store or handle Hazardous Materials in or about the Premises of a type, nature, quantity not acceptable to Landlord, in Landlord’s sole discretion.

16.4    ADDITIONAL TERMS AND CONDITIONS. The following terms and conditions shall be applicable to any Transfer:

(a)      Regardless of Landlord’s consent, no Transfer shall release Tenant from Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder or release any guarantor from its obligations under its guaranty.

(b)      Landlord may accept rent from any person other than Tenant pending approval or disapproval of an assignment or subletting.

(c)      Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord’s right to exercise its rights and remedies for the breach of any of the terms or conditions of this section 16.

(d)      The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant. However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease.

(e)      In the event of any default under this Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

(f)      Landlord’s written consent to any Transfer by Tenant shall not constitute an acknowledgment that no default then exists under this Lease nor shall such consent be deemed a waiver of any then-existing default.

(g)      The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false shall, at Landlord’s election, render Landlord’s consent null and void.

(h)      Landlord shall not be liable under this Lease or under any sublease to any subtenant.

(i)      No assignment or sublease may be modified or amended without Landlord’s prior written consent.

(j)      Intentionally Deleted.

(k)      Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented in writing.

(l)      At Landlord’s request, Tenant shall deliver to Landlord, Landlord’s standard consent to assignment or consent to sublease agreement, as applicable, executed by Tenant, the assignee and the subtenant, as applicable.

16.5    ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO SUBLETTING. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a)      Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default shall occur in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice or claim from Tenant to the contrary.

(b)      In the event Tenant shall default in the performance of its obligations under this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

16.6    TRANSFER PREMIUM FROM ASSIGNMENT OR SUBLETTING. Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent the following amounts (hereinafter the Transfer Premium): fifty percent (50%) of all amounts received by Tenant from the subtenant or assignee in excess of the amounts payable by Tenant to Landlord hereunder. The Transfer Premium shall be reduced by the reasonable brokerage commissions, tenant improvement costs and allowances and legal fees actually paid by Tenant in order to assign the Lease or to sublet a portion of the Premises. “Transfer Premium” shall mean all Base Rent, additional rent or other consideration of any type whatsoever payable by the assignee or subtenant in excess of the Base Rent and additional rent payable by Tenant under this Lease. If less than all of the Premises is transferred, the Base Rent and the additional rent shall be determined on a per-leasable-square-foot basis. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such Transfer, and any payment in excess of fair-market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer.

16.7    LANDLORD’S OPTION TO RECAPTURE SPACE. Notwithstanding anything to the contrary contained in this section 16, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any request by Tenant to assign this Lease or to sublease space in the Premises, to terminate this Lease with respect to said space as of the date specified in the proposed sublease or assignment document; provided, however, Landlord shall not have the right to recapture space subleased by Tenant if such sublease satisfies both of the following conditions: (a) the sublease is for less than the entire Premises and (b) the sublease is for a term that is at least ninety (90) days less than the remaining term of the Lease. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Base Rent, Operating Expenses and the number of parking spaces Tenant may use shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same. If Landlord recaptures only a portion of the Premises, it shall construct and erect at its sole cost such partitions as may be required to sever the space to be retained by Tenant from the space recaptured by Landlord. Landlord may, at its option, lease any recaptured portion of the Premises to the proposed subtenant or assignee or to any other person or entity without liability to Tenant. Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting. Tenant acknowledges that the purpose of this section is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or subtenant, to give Landlord the ability to meet additional space requirements of other tenants of the Project and to permit Landlord to control the leasing of space in the Project. Tenant acknowledges and agrees that the requirements of this section are commercially reasonable and are consistent with the intentions of Landlord and Tenant. This section shall not apply to an assignment or sublease to a Permitted Transferee (as defined in the Addendum to this Lease) or a Change of Control.

16.8    LANDLORD’S EXPENSES. In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall pay Landlord’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, attorneys’, architects’, accountants’, engineers’ or other consultants’ fees; provided, however, Landlord shall not be entitled to recover more than Three Thousand Dollars ($3,000.00) of attorneys’ fees with respect to any one Transfer.

17.    DEFAULT; REMEDIES.

17.1    DEFAULT BY TENANT. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events is a material default by Tenant under this Lease and that said default shall give Landlord the rights described in section 17.2. Landlord or Landlord’s authorized agent shall have the right to execute and to deliver any notice of default, notice to pay rent or quit or any other notice Landlord gives Tenant.

(a)      Tenant’s failure to make any payment of Base Rent, Tenant’s Percentage Share of Operating Expenses, Tenant’s Percentage Share of Real Property Taxes or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable unlawful detainer statutes, such notice shall also constitute the notice required by this section 17.1(a).

(b)      The abandonment of the Premises by Tenant with the failure to pay Rent when due, in which event Landlord shall not be obligated to give any notice of default to Tenant.

(c)      The failure of Tenant to comply with any of its obligations under sections 4, 10, 12, 13, 16, 19, 23, 25, 26, 27 and 28 where Tenant fails to comply with its obligations or fails to cure any earlier breach of such obligation within ten (10) days following written notice from Landlord to Tenant. In the event Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this section 17.1(c).

(d)      The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in sections 17.1(a), (b) and (c), above), where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s nonperformance is such that more than ten (10) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said ten (10) day period and thereafter diligently pursues such cure to completion. In the event that Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this section 17.1(d).

(e)      (i) The making by Tenant or any guarantor of Tenant’s obligations hereunder of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; or (v) the insolvency of Tenant. In the event that any provision of this section 17.1(e) is unenforceable under applicable law, such provision shall be of no force or effect.

(f)      The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant’s obligations hereunder, was materially false at the time given. Tenant acknowledges that Landlord has entered into this Lease in material reliance on such information.

(g)      If Tenant is a corporation, partnership, limited liability company or similar entity, the dissolution or liquidation of Tenant.

(h)      If Tenant’s obligations under this Lease are guaranteed: (i) the death of a guarantor, (ii) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a guarantor’s refusal to honor the guaranty, or (v) a guarantor’s breach of its guaranty obligation on an anticipatory breach basis.

17.2    REMEDIES.

(a)      In the event of any material default or breach of this Lease by Tenant, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:

(i)      terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant (A) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (B) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (C) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (D) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord. The ‘worth at time of award’ of the amounts referred to in section 17.2(a)(i)(A) and (B) shall be computed by allowing interest at the lesser of ten percent (10%) per annum or the maximum interest rate permitted by applicable law. The worth at the time of award of the amount referred to in section 17.2(a)(i)(C) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For purposes of this section 17.2(a)(i), “rent” shall be deemed to be all monetary obligations required to be paid by Tenant pursuant to the terms of this Lease.

(ii)      maintain Tenant’s right of possession, in which event Landlord shall have the remedy described in California Civil Code section 1951.4 which permits Landlord to continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due. In the event Landlord elects to continue this Lease in effect, Tenant shall have the right to sublet the Premises or assign Tenant’s interest in the Lease subject to the reasonable requirements contained in section 16 of this Lease and provided further that Landlord shall not require compliance with any standard or condition contained in section 16 that has become unreasonable at the time Tenant seeks to sublet or assign the Premises pursuant to this section 17.2(a)(ii).

(iii)      collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.

(iv)      pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

(b)      No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term of the Lease or by reason of Tenant’s occupancy of the Premises.

(c)       If Tenant abandons or vacates the Premises with the failure to pay Rent when due, Landlord may re-enter the Premises, and such re-entry shall not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease. The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of the Lease or the surrender of the Premises.

17.3    DEFAULT BY LANDLORD. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any mortgage or deed of trust encumbering the Project whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default, and Tenant’s remedies shall be limited to damages and/or an injunction. Tenant hereby waives its right to recover consequential damages (including, but not limited to, lost profits) or punitive damages arising out of a Landlord default. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of a Force Majeure Event, and the time for Landlord’s performance shall be extended for the period of any such delay. Any claim, demand, right or defense by Tenant that arises out of this Lease or the negotiations which preceded this Lease shall be barred unless Tenant commences an action thereon, or interposes a defense by reason thereof, within six (6) months after the date of the inaction, omission, event or action that gave rise to such claim, demand, right or defense.

17.4    LATE CHARGES. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant’s Percentage Share of Operating Expenses or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Project. Accordingly, if any installment of Base Rent, Tenant’s Percentage Share of Operating Expenses or any other sum due from Tenant shall not be received by Landlord within five (5) days after such amount shall be due, then, without any requirement for notice or demand to Tenant, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such overdue amount; provided, however, that Landlord shall waive the late charge one (1) time during each calendar year of the term of this Lease if Tenant pays all overdue sums within five (5) days after receipt of written notice by Landlord to Tenant advising Tenant that such payment is overdue. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, including the assessment of interest under section 17.5.

17.5    INTEREST ON PAST-DUE OBLIGATIONS. Except as expressly herein provided, any amount due to Landlord that is not paid when due shall bear interest at the lesser of ten percent (10%) per annum or the maximum rate permitted by applicable law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

17.6    PAYMENT OF RENT AND SECURITY DEPOSIT AFTER DEFAULT. If Tenant fails to pay Base Rent, Tenant’s Percentage Share of Operating Expenses or any other monetary obligation due hereunder within five (5) days after the date it is due, after Tenant’s third failure to so pay any such monetary obligation, at Landlord’s option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashier’s check, and Tenant shall, upon demand, provide Landlord with an additional security deposit equal to three (3) months’ Base Rent. If Landlord has required Tenant to make said payments by cashier’s check or to provide an additional security deposit, Tenant’s failure to make a payment by cashier’s check or to provide the additional security deposit shall be a material default hereunder.

18.    LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of rent. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obligated to, after three (3) days’ prior written notice to Tenant, make any such payment or perform any such act on Tenant’s behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefore, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this section.

19.      INDEMNITY. Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its employees, partners, agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Indemnified Parties”) from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, cost of consultants and experts, attorneys fees, court costs and other legal expenses, insurance policy deductibles and other expenses (hereinafter collectively referred to as “Damages”) arising out of or related to an Indemnified Matter (as defined below). For purposes of this section, an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, directly or indirectly, (a) Tenant’s or its employees’, agents’, contractors’ or invitees’ (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”) use or occupancy of the Premises or the Project, (b) any act, omission or neglect of a Tenant Party, (c) Tenant’s failure to perform any of its obligations under the Lease, or (d) any other matters for which Tenant has agreed to indemnify Landlord pursuant to any other provision of this Lease. Tenant’s obligations hereunder shall include, but shall not be limited to (f) compensating the Indemnified Parties for Damages arising out of Indemnified Matters within ten (10) days after written demand from an Indemnified Party and (g) providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within ten (10) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. If Tenant is obligated to compensate an Indemnified Party for Damages arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages, and Tenant shall, upon ten (10) days’ advance written notice from Landlord, reimburse Landlord for the costs incurred by Landlord. By way of example, and not limitation, Landlord shall have the immediate and unconditional right to cause any damages to the Common Areas, another tenant’s premises or to any other part of the Project to be repaired and to compensate other tenants of the Project or other persons or entities for Damages arising out of an Indemnified Matter. The Indemnified Parties need not first pay any Damages to be indemnified hereunder. Tenant’s obligations under this section shall not be released, reduced or otherwise limited because one or more of the Indemnified Parties are or may be actively or passively negligent with respect to an Indemnified Matter or because an Indemnified Party is or was partially responsible for the Damages incurred; provided, however, Tenant’s obligations under this section shall not apply to any liability or Damages to the extent arising out of the gross negligence or willful misconduct of an Indemnified Party. This indemnity is intended to apply to the fullest extent permitted by applicable law. Tenant’s obligations under this section shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination.

20.      EXEMPTION OF LANDLORD FROM LIABILITY. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for loss of or damage to the merchandise, tenant improvements, fixtures, furniture, equipment, computers, files, automobiles, or other property of Tenant, Tenant’s employees, agents, contractors or invitees, or any other person in or about the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, contractors or invitees, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Project, negligent security measures, bombings or bomb scares, Hazardous Materials, fire, steam, electricity, gas, water or rain, flooding, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Project, and regardless of whether the cause of the damage or injury arises out of Landlord’s or its employees’, agents’ or contractors’ negligent or intentional acts. Landlord shall not be liable for any damages arising from any act or neglect of any employees, agents, contractors or invitees of any other tenant, occupant or user of the Project, nor from the failure of Landlord to enforce the provisions of the lease of any other tenant of the Project. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant’s property or business or injury to persons in, upon or about the Project arising from any cause, including Landlord’s negligence or the negligence of its employees, agents or contractors, and Tenant hereby waives all claims in respect thereof against Landlord, its employees, agents and contractors. Notwithstanding the foregoing, the provisions of this section 20 shall not apply to damage to property or injury to person to the extent any such damage or injury arises from the gross negligence or willful misconduct of Landlord or its employees, agents or contractors (provided, however, in no event shall Landlord be liable for any lost profits or other consequential damages).

21.      LANDLORD’S LIABILITY. Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Project and to assign this Lease to the transferee. Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease accruing thereafter; and Tenant hereby agrees to look solely to Landlord’s transferee for the performance of Landlord’s obligations hereunder accruing after the date of the transfer. Upon such a transfer, Landlord shall, at its option, return any security deposit held by Landlord (and any letter of credit held by Landlord) to Tenant or transfer any security deposit held by Landlord (and any letter of credit held by Landlord) to Landlord’s transferee and, in either event, Landlord shall have no further liability to Tenant for the return of any security deposit held by Landlord (and any letter of credit held by Landlord). Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Project, Tenant agrees to look solely to Landlord’s equity interest in the Project (and the proceeds from the sale thereof received by Landlord) for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord’s failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents. No other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of any judgment or writ obtained by Tenant against Landlord. No partner, employee or agent of Landlord shall be personally liable for the performance of Landlord’s obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. The obligations under this Lease do not constitute personal obligations of the individual partners of Landlord, if any, and Tenant shall not seek recourse against the individual partners of Landlord or their assets.

22.      SIGNS. Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners or painting, or erect or install any signs, windows or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. Upon vacation of the Premises, Tenant shall remove all signs and repair, paint and/or replace the building facia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for signs and exterior treatments. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord’s approval and conform in all respects to Landlord’s requirements.

23.      PARKING. During the term and subject to the rules and regulations attached hereto as Exhibit “C,” as modified by Landlord from time to time (the “Rules”), Tenant shall be entitled to use the number of parking spaces set forth in section 1.13 in the Common Area parking lot of the Project. Tenant’s parking rights are in common with the parking rights of any other tenants of the Project, and all of Tenant’s parking spaces are unreserved parking spaces. Landlord reserves the right at any time to designate areas in the Common Areas where Tenant may or may not park. If Tenant commits or allows in the parking lot any of the activities prohibited by the Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord. Tenant’s parking rights are the personal rights of Tenant, and Tenant shall not transfer, assign or otherwise convey its parking rights separate and apart from this Lease. All parking spaces may only be used for parking vehicles no larger than full-size passenger automobiles or pick-up trucks. Landlord, in addition to its other remedies, shall have the right to remove or tow away any other vehicles. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities.

24.      BROKER’S FEE. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in section 1.14, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. The commission payable to Landlord’s broker with respect to this Lease shall be pursuant to the terms of the separate commission agreement in effect between Landlord and Landlord’s broker. Landlord’s broker shall pay a portion of its commission to Tenant’s broker, as provided in the agreement between Landlord’s broker and Tenant’s broker. Nothing in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s broker.

25.    ESTOPPEL CERTIFICATE.

25.1    DELIVERY OF CERTIFICATE. Tenant shall from time to time, upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations, and (e) that Tenant has taken possession of the Premises. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Project.

25.2    FAILURE TO DELIVER CERTIFICATE. At Landlord’s option, the failure of Tenant to deliver such statement within such time shall constitute a material default of Tenant hereunder, or it shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord’s performance, (c) not more than one month’s Base Rent has been paid in advance, (d) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations, and (e) Tenant has taken possession of the Premises.

26.    FINANCIAL INFORMATION. From time to time, at Landlord’s request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than ten (10) days’ advance written notice from Landlord: (a) the most recent audited financial statements for Tenant (together with the most recent unaudited quarterly financial statement) and Tenant’s audited financial statements for the previous two accounting years, and (b) such other financial information pertaining to Tenant as Landlord or any lender or purchaser of Landlord may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principals consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant hereby authorizes Landlord, from time to time, without notice to Tenant, to obtain a credit report or credit history on Tenant from any credit reporting company. Landlord shall not disclose any aspect of Tenant’s non-public financial statements that Tenant designates, in good faith, as confidential to Landlord except for disclosures (1) to Landlord’s lenders and agents (including, without limitation, its asset and property managers) and to prospective lenders and purchasers of the Project (who shall agree to keep such confidential aspects confidential as provided herein), (2) in litigation between Landlord and Tenant, or (3) required by court order.

27.    ENVIRONMENTAL MATTERS/HAZARDOUS MATERIALS.

27.1    HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE. Prior to executing this Lease, Tenant has delivered to Landlord Tenant’s executed initial Hazardous Materials Disclosure Certificate (the “Initial HazMat Certificate”), a copy of which is attached hereto as Exhibit D. Tenant covenants, represents and warrants to Landlord that the information in the Initial HazMat Certificate is true and correct and accurately describes the use(s) of Hazardous Materials which will be made and/or used on the Premises by Tenant. Tenant shall, commencing with the date which is one year from the Commencement Date and continuing every year thereafter, deliver to Landlord an executed Hazardous Materials Disclosure Certificate (the “HazMat Certificate”) describing Tenant’s then-present use of Hazardous Materials on the Premises, and any other reasonably necessary documents and information as requested by Landlord. The HazMat Certificates required hereunder shall be in substantially the form attached hereto as Exhibit D.

27.2    DEFINITION OF HAZARDOUS MATERIALS. As used in this Lease, the term Hazardous Materials shall mean and include (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or become regulated by any Environmental Laws (defined below); (b) petroleum, petroleum by-products, gasoline, diesel fuel, crude oil or any fraction thereof; (c) asbestos and asbestos-containing material, in any form, whether friable or non-friable; (d) polychlorinated biphenyls; (e) radioactive materials; (f) lead and lead-containing materials; (g) any other material, waste or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law; or (h) any materials which cause or threatens to cause a nuisance upon or waste to any portion of the Project or any surrounding property; or poses or threatens to pose a hazard to the health and safety of persons on the Premises, any other portion of the Project or any surrounding property. For purposes of this Lease, the term “Hazardous Materials” shall not include nominal amounts of ordinary household cleaners, office supplies and janitorial supplies which are not actionable under any Environmental Laws.

27.3    PROHIBITION; ENVIRONMENTAL LAWS. Tenant shall not be entitled to use or store any Hazardous Materials on, in, or about any portion of the Premises and the Project without, in each instance, obtaining Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld. If Landlord, in its reasonable discretion, consents to any such usage or storage, then Tenant shall be permitted to use and/or store only those Hazardous Materials that are necessary for Tenant’s business and to the extent disclosed in the HazMat Certificate and as expressly approved by Landlord in writing. Any such usage and storage may only be to the extent of the quantities of Hazardous Materials as specified in the then-applicable HazMat Certificate as expressly approved by Landlord. In all events such usage and storage must at all times be in full compliance with any and all local, state and federal environmental, health and/or safety-related laws, statutes, orders, standards, courts’ decisions, ordinances, rules and regulations (as interpreted by judicial and administrative decisions), decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant or all or any portion of the Premises (collectively, the “Environmental Laws”) and in compliance with the recommendations of Landlord’s consultants Tenant agrees that any changes to the type and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate may be implemented only with the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall not be entitled nor permitted to install any tanks under, on or about the Premises for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole discretion. Landlord shall have the right, in Landlord’s sole discretion, at all times during the Term of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this section 27 or to determine if Hazardous Materials are present in, on or about the Project, (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises and/or the Common Areas, and (iv) to require Tenant to complete a survey of its use, storage and handling of Hazardous Materials in the Premises, using a form and following procedures designated by Landlord, in Landlord’s reasonable discretion (the “Survey”). In the event that Tenant is found to be in violation of the provisions of this section 27, Tenant shall reimburse Landlord for the cost of all such inspections, tests and investigations, and all costs associated with any Survey. If as a result of an inspection, test or Survey Landlord determines, in Landlord’s reasonable discretion, that Tenant should implement or perform safety, security or compliance measures in connection with Tenant’s use, storage, disposal and/or handling of Hazardous Materials, Tenant shall within thirty (30) days after written request by Landlord perform such measures, at Tenant’s sole cost and expense. The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant Parties with respect to Hazardous Materials, including without limitation, Tenant’s operation, use and any remediation relating thereto, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

27.4    TENANT’S ENVIRONMENTAL OBLIGATIONS. Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises or in any Common Areas; provided that Tenant has actual, implied or constructive knowledge of such event(s). Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation of Hazardous Materials arising from or related to the intentional or negligent acts or omissions of Tenant or Tenant Parties such that the affected portions of the Project and any adjacent property are returned to the condition existing prior to the appearance of such Hazardous Materials. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on any portion of the Project. Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent. Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Environmental Laws or any agencies or other governmental authorities having jurisdiction thereof with respect to any spill, release, discharge, disposal, emission, migration or transportation of Hazardous Materials arising from or related to the intentional or negligent acts or omissions of Tenant or Tenant Parties. If Tenant fails to so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same, and Tenant shall promptly reimburse Landlord, upon demand, for all costs and expenses to Landlord of performing investigation, cleanup, removal, restoration, closure and remediation work. All such work undertaken by Tenant, as required herein, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises and other portions of the Project after the satisfactory completion of such work.

27.5    ENVIRONMENTAL INDEMNITY. In addition to Tenant’s other indemnity obligations under this Lease, Tenant agrees to, and shall, protect, indemnify, defend (with counsel acceptable to Landlord) and hold Landlord and the other Indemnified Parties harmless from and against any and all Damages (including, without limitation, diminution in value of any portion of the Premises or the Project, damages for the loss of or restriction on the use of rentable or usable space, and from any adverse impact of Landlord’s marketing of any space within the Project, effects of environmental contamination, cost of environmental testing, removal, remediation and/or abatement of Hazardous Materials) arising at any time during or after the term of this Lease in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about any portion of the Project as a result (directly or indirectly) of the intentional or negligent acts or omissions of Tenant or Tenant Parties. Neither the written consent of Landlord to the presence, use or storage of Hazardous Materials in, on, under or about any portion of the Project nor the strict compliance by Tenant with all Environmental Laws shall excuse Tenant from its obligations of indemnification pursuant hereto. Tenant shall not be relieved of its indemnification obligations under the provisions of this section 27.5 due to Landlord’s status as either an “owner” or “operator” under any Environmental Laws.

27.6    SURVIVAL. Tenant’s obligations and liabilities pursuant to the provisions of this section 27 shall survive the expiration or earlier termination of this Lease. If it is determined by Landlord that the condition of all or any portion of the Project is not in compliance with the provisions of this Lease with respect to Hazardous Materials, the presence of which was caused by Tenant or Tenant’s Parties, including without limitation, all Environmental Laws at the expiration or earlier termination of this Lease, then Landlord may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition in which the Premises existed as of the Commencement Date and prior to the appearance of such Hazardous Materials except for reasonable wear and tear, including without limitation, the conduct or performance of any closures as required by any Environmental Laws. The burden of proof hereunder shall be upon Tenant. For purposes hereof, the term “reasonable wear and tear” shall not include any deterioration in the condition or diminution of the value of any portion of the Project in any manner whatsoever related to, directly or indirectly, Hazardous Materials, the presence of which was caused by Tenant or Tenant’s Parties. Any such holdover by Tenant will be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to the provisions of section 33 of this Lease.

27.7    Limitation. Notwithstanding anything contained in this section 27 to the contrary, Tenant shall have no liability or responsibility to Landlord with respect to the presence of any Hazardous Materials located on, under or about the Premises, Building or Common Areas to the extent caused by Landlord or Landlord’s employees, contractors or agents or by third parties (other than Tenant Parties).

28.    SUBORDINATION.

28.1    EFFECT OF SUBORDINATION. This Lease, and any Option (as defined below) granted hereby, upon Landlord’s written election, shall be subject and subordinate to any ground lease, mortgage, deed of trust or any other hypothecation or security now or hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. At the request of any mortgagee, trustee or ground lessor, Tenant shall attorn to such person or entity. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. In the event of the foreclosure of a security device, the new owner shall not (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to its acquisition of title, (b) be liable for the breach of this Lease by any prior landlord (except that the new owner shall be responsible for any breaches of a continuing nature that continue following such new owner’s acquisition of title), (c) be subject to any offsets or defenses which Tenant may have against the prior landlord or (d) be liable to Tenant for the return of its security deposit unless actually received by such new owner.

28.2    EXECUTION OF DOCUMENTS. Tenant agrees to execute and acknowledge any documents Landlord reasonably requests Tenant execute to effectuate an attornment, a subordination, or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Tenant’s failure to execute such documents within ten (10) business days after written demand shall constitute a material default by Tenant hereunder (subject, however, to the notice and cure period set forth in section 17.1(c)) or, at Landlord’s option, Landlord shall have the right to execute such documents on behalf of Tenant as Tenant’s attorney-in-fact. Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead to execute such documents in accordance with this section.

29.    OPTIONS.

29.1    DEFINITION. As used in this Lease, the word “Option” has the following meaning: (1) the right or option to extend the term of this Lease or to renew this Lease, (2) the option or right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other space within the Project or the right of first offer to lease other space within the Project, and (3) the right or option to terminate this Lease prior to its expiration date or to reduce the size of the Premises. Any Option granted to Tenant by Landlord must be evidenced by a written option agreement attached to this Lease as a rider or addendum or said option shall be of no force or effect.

29.2    OPTIONS PERSONAL. Each Option granted to Tenant in this Lease, if any, is personal to the original Tenant and any Permitted Transferee (as defined in the Addendum to this Lease) to whom Tenant assigns its interest in this Lease (an “Assuming Affiliate”) and may be exercised only by the original Tenant or an Assuming Affiliate and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant or an Assuming Affiliate, including, without limitation, any permitted transferee as defined in section 16. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant or an Assuming Affiliate, the Lease has been assigned to a person or entity other than an Assuming Affiliate or Tenant has subleased more than 25% of the leasable area of the Premises on a cumulative basis to one or more persons or entities other than an Assuming Affiliate, the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option.

29.3    MULTIPLE OPTIONS. In the event that Tenant has multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Option to extend or renew this Lease has been so exercised.

29.4    EFFECT OF DEFAULT ON OPTIONS. Tenant shall have no right to exercise an Option (i) during the time commencing from the date Landlord gives to Tenant a notice of default pursuant to section 17.1 and continuing until the noncompliance alleged in said notice of default is cured, or (ii) if Tenant is in default of any of the terms, covenants or conditions of this Lease. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an Option because of the provisions of this section.

29.5    LIMITATIONS ON OPTIONS. Notwithstanding anything to the contrary contained in any rider or addendum to this Lease, any options, rights of first refusal or rights of first offer granted hereunder shall be subject and secondary to Landlord’s right to first offer and lease any such space to any tenant who is then occupying or leasing such space at the time the space becomes available for leasing and shall be subject and subordinated to any other options, rights of first refusal or rights of first offer previously given to any other person or entity.

29.6    Intentionally Deleted.

30.    LANDLORD RESERVATIONS. Landlord shall have the right: (a) to change the name and address of the Project or Building upon not less than ninety (90) days prior written notice; (b) to permit any tenant the exclusive right to conduct any business as long as such exclusive right does not conflict with any rights expressly given herein; and (c) to place signs, notices or displays upon the roof, interior or exterior of the Building or Common Areas of the Project. Landlord reserves the right to use the exterior walls of the Premises, and the area beneath, adjacent to and above the Premises together with the right to install, use, maintain and replace equipment, machinery, pipes, conduits and wiring through the Premises, which serve other parts of the Project provided that Landlord’s use does not unreasonably interfere with Tenant’s use of the Premises.

31.    CHANGES TO PROJECT. So long as reasonable access to the Premises remains available, Landlord shall have the right, in Landlord’s sole discretion, from time to time, to make changes to the size, shape, location, number and extent of the improvements comprising the Project (hereinafter referred to as “Changes”) including, but not limited to, the interior and exterior of buildings, the Common Areas, HVAC, electrical systems, communication systems, fire protection and detection systems, plumbing systems, security systems, parking control systems, driveways, entrances, parking spaces, parking areas and landscaped areas. In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Changes and Landlord’s actions in connection with such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord’s actions in connection with such Changes.

32.      Intentionally Deleted.

33.      HOLDING OVER. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the term hereof with Landlord’s consent, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Base Rent payable shall be the greater of (a) one hundred fifty percent (150%) of the Base Rent payable immediately preceding the termination date of this Lease or (b) one hundred twenty-five percent (125%) of the fair market Base Rent for the Premises as of the date Tenant holds over, and all Options, if any, shall be deemed terminated and be of no further effect. If Tenant remains in possession of the Premises or any part thereof, after the expiration of the term hereof without Landlord’s consent, Tenant shall, at Landlord’s option, be treated as a tenant at sufferance or a trespasser. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Lease term or to give Tenant the right to hold over after the expiration or earlier termination of the Lease term. Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Premises to Landlord upon the termination of this Lease.

34.      LANDLORD’S ACCESS.

    34.1    ACCESS. Landlord and Landlord’s agents, contractors and employees shall have the right to enter the Premises upon advance notice for the purpose of inspecting the Premises, performing any services required of Landlord, showing the Premises to prospective purchasers, lenders or tenants, undertaking safety measures and making alterations, repairs, improvements or additions to the Premises or to the Project. In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant’s property resulting from such access. Landlord may at any time place on or about the Building “for sale” or “for lease” signs and Landlord may at any time during the last one hundred twenty (120) days of the term hereof place on or about the Premises “for lease” signs.

    34.2    KEYS. Landlord shall have the right to retain keys to the locks on the entry doors to the Premises and all interior doors at the Premises.

35.      SECURITY MEASURES. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from implementing security measures for the Project or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses, and Landlord shall have no liability to Tenant and its agents, employees, contractors and invitees arising out of Landlord’s negligent provision of security measures. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Project to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Project.

36.      EASEMENTS. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents within ten (10) days after Landlord’s request, and Tenant’s failure to do so shall constitute a material default by Tenant. The obstruction of Tenant’s view, air or light by any structure erected in the vicinity of the Project, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

37.      TRANSPORTATION MANAGEMENT. Tenant shall fully comply at its sole expense with all present or future programs implemented or required by any governmental or quasi-governmental entity or Landlord to manage parking, transportation, air pollution or traffic in and around the Project or the metropolitan area in which the Project is located.

38.      SEVERABILITY. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

39.      TIME OF ESSENCE. Time is of the essence with respect to each of the obligations to be performed by Tenant and Landlord under this Lease.

40.      DEFINITION OF ADDITIONAL RENT. All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Tenant’s Percentage Share of Operating Expenses and late charges shall be deemed to be rent.

41.      INCORPORATION OF PRIOR AGREEMENTS. This Lease and the attachments listed in section 1.15 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord nor any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or the Project or concerning any other matter addressed by this Lease.

42.      AMENDMENTS. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

43.      NOTICES. All notices required or permitted by this Lease shall be in writing and may be delivered (a) in person (by hand, by messenger or by courier service), (b) by U.S. Postal Service regular mail, (c) by U.S. Postal Service certified mail, return receipt requested, (d) by U.S. Postal Service Express Mail, Federal Express or other overnight courier, or (e) by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this section. Any notice permitted or required hereunder, and any notice to pay rent or quit or similar notice, shall be deemed personally delivered to Tenant on the date the notice is personally delivered to any employee of Tenant at the Premises. The addresses set forth in section 1.16 of this Lease shall be the address of each party for notice purposes. Landlord or Tenant may by written notice to the other specify a different address for notice purposes, except that upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for the purpose of mailing or delivering notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereinafter designate by written notice to Tenant. Any notice sent by regular mail or by certified mail, return receipt requested, shall be deemed given three (3) days after deposited with the U.S. Postal Service. Notices delivered by U.S. Express Mail, Federal Express or other courier shall be deemed given on the date delivered by the carrier to the appropriate party’s address for notice purposes. If any notice is transmitted by facsimile transmission, the notice shall be deemed delivered upon telephone confirmation of receipt of the transmission thereof at the appropriate party’s address for notice purposes. A copy of all notices delivered to a party by facsimile transmission shall also be mailed to the party on the date the facsimile transmission is completed. If notice is received on Saturday, Sunday or a legal holiday, it shall be deemed received on the next business day. Nothing contained herein shall be construed to limit Landlord’s right to serve any notice to pay rent or quit or similar notice by any method permitted by applicable law, and any such notice shall be effective if served in accordance with any method permitted by applicable law whether or not the requirements of this section have been met.

44.      WAIVERS. No waiver by Landlord or Tenant of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Landlord or Tenant of the same or any other provision. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction. Tenant hereby waives California Code of Civil Procedure section 1179 and Civil Code section 3275 which allow tenants to obtain relief from the forfeiture of a lease. Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by legal process or writ Tenant’s right of occupancy of the Premises after any termination of this Lease.

45.      COVENANTS. This Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent and Tenant hereby waives the benefit of any statute to the contrary. All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions.

46.      BINDING EFFECT; CHOICE OF LAW. Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors and assigns. This Lease shall be governed by the laws of the state in which the Project is located, and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Project is located.

47.      ATTORNEYS’ FEES. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’

fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

48.      AUCTIONS. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction or going-out-of-business sale upon the Premises or the Common Areas.

49.      MERGER. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord’s and Tenant’s estates and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

50.      QUIET POSSESSION. Subject to the other terms and conditions of this Lease, and the rights of any lender, and provided Tenant is not in default hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

51.      AUTHORITY. If Tenant is a corporation, trust, limited liability company, limited liability partnership or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. If Tenant is a corporation, trust, limited liability company, limited liability partnership or other partnership, Tenant shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord.

52.      CONFLICT. Except as otherwise provided herein to the contrary, any conflict between the printed provisions, exhibits, addenda or riders of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.

53.      MULTIPLE PARTIES. If more than one person or entity is named as Tenant herein, the obligations of Tenant shall be the joint and several responsibility of all persons or entities named herein as Tenant. Service of a notice in accordance with section 43 on one Tenant shall be deemed service of notice on all Tenants.

54.      INTERPRETATION. This Lease shall be interpreted as if it was prepared by both parties, and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. As used in this Lease, the words tenant and landlord include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine gender.

55.      PROHIBITION AGAINST RECORDING. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant. Landlord shall have the right to record a memorandum of this Lease, and Tenant shall execute, acknowledge and deliver to Landlord for recording any memorandum prepared by Landlord.

56.      RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

57.      RULES AND REGULATIONS. Tenant agrees to abide by and conform to the Rules and to cause its employees, suppliers, customers and invitees to so abide and conform. Landlord shall have the right, from time to time, to reasonably modify, amend and enforce the Rules in a nondiscriminatory manner. Landlord shall not be responsible to Tenant for the failure of other persons, including, but not limited to, other tenants, their agents, employees and invitees, to comply with the Rules.

58.      RIGHT TO LEASE. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Project.

59. CONFIDENTIALITY. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of

Landlord to negotiate other leases with respect to the Project and may impair Landlord’s relationship with other tenants of the Project. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall use commercially reasonable efforts not to disclose the terms and conditions of this Lease (unless such disclosure is required to comply with securities laws) to any other person or entity (other than a current or potential subtenants, assignees, investors or lenders so long as such persons or entities agree in writing to keep the terms and conditions of this Lease strictly confidential) without the prior written consent of Landlord, which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach. Tenant shall not be liable to Landlord for consequential damages arising out of its breach of this section.

60.      WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT.

LANDLORD:			*TENANT:

The Realty Associates Fund V, L.P., a Delaware limited partnership			3PARdata, Inc., a California corporation

By:	Realty Associates Fund V LLC, a Massachusetts limited liability company, general partner		By:	/s/ Adriel G. Lares

By:	Realty Associates Advisors LLC, a Delaware limited liability company, manager		Its:	VP Finance & CFO

By:	Realty Associates Advisors Trust, a Massachusetts business trust, sole member
			By:	/s/ Randy Gast

	By:	/s/ Scott W. Amling	Its:	VP Corp Operations
Regional Director

By:	Realty Associates Fund V Texas Corporation, a Texas corporation, general partner

	By:	/s/ Scott W. Amling
Regional Director

*If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

EXHIBIT A

PREMISES

[to be attached]

EXHIBIT B

VERIFICATION LETTER

3PARdata, Inc., a California corporation (“Tenant”), hereby certifies that it has entered into a lease with The Realty Associates Fund V, L.P., a Delaware limited partnership ("Landlord"), and verifies the following information as of the      day of                             , 20    :

Address of Premises:

Leasable Area of Premises:

Delivery Date:

Lease Termination Date:

Initial Base Rent:

Billing Address for Tenant:

Attention:

Telephone Number:

Federal Tax ID No.:

Tenant acknowledges and agrees that all tenant improvements Landlord is obligated to make to the Premises, if any, have been completed to Tenant‘s satisfaction, that Tenant has accepted possession of the Premises, and that as of the date hereof there exist no offsets or defenses to the obligations of Tenant under the Lease.

TENANT:

3PARdata, Inc., a California corporation

By:

(print name)

Its:
(print title)

By:

(print name)

Its:
(print title)

EXHIBIT C

RULES AND REGULATIONS

GENERAL RULES

Tenant shall faithfully observe and comply with the following Rules and Regulations:

1.          Tenant shall not alter any locks or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord‘s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant.

2.          Access to the Project may be refused unless the person seeking access has proper identification or has a previously received authorization for access to the Project. Landlord and its agents shall in no case be liable for damages for any error with regarding to the admission to or exclusion from the Project of any person. In case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

3.          No cooking shall be done or permitted on the Premises, nor shall the Premises be used for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters‘ Laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors of Tenant, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations; and provided further that such cooking does not result in odors escaping from the Premises.

4.          No boring or cutting for wires shall be allowed without the consent of Landlord. Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with broadcasting or reception from or in the Project or elsewhere.

5.          Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

6.          Tenant shall store all its trash and garbage within the interior of the Premises or in other locations approved by Landlord, in Landlord‘s sole discretion. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Project without violation of any law or ordinance governing such disposal.

7.          Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

PARKING RULES

1.          Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant‘s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities and at times approved by Landlord. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking. Tenant and its customers, employees, shippers and invitees shall comply with all rules and regulations adopted by Landlord from time to time relating to truck parking and/or truck loading and unloading.

2.          Landlord reserves the right to relocate all or a part of parking spaces within the parking area.

3.          Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

4.          The maintenance, washing, waxing or cleaning of vehicles in the parking area or Common Areas is prohibited.

5.          Tenant shall be responsible for seeing that all of its employees, agents, contractors and invitees comply with the applicable parking rules, regulations, laws and agreements.

6.          At Landlord‘s request, Tenant shall provide Landlord with a list which includes the name of each person using the parking facilities based on Tenant‘s parking rights under this Lease and the license plate number of the vehicle being used by that person. Tenant shall provide Landlord with an updated list within five (5) days after any part of the list becomes inaccurate.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord‘s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

Form of HazMat Certificate

General Information

Name of Responding Company:

Mailing Address:

Signature:

Title:                                                                                                                            Phone:

Date:                                                      Age of Facility:                                                      Length of Occupancy:

Major products manufactured and/or activities conducted on the property:

Type of Business Activity(ies): (check all that apply)	Hazardous Materials Activities: (check all that apply)

machine shop	degreasing
light assembly	chemical/etching/milling
research and development	wastewater treatment
product service or repair	painting
photo processing	striping
automotive service and repair	cleaning
manufacturing	printing
warehouse	analytical lab
integrated/printed circuit	plating
chemical/pharmaceutical product	chemical/missing/synthesis
silkscreen
lathe/mill machining
deionizer water product
photo masking
wave solder
metal finishing

HAZARDOUS MATERIALS/WASTE HANDLING AND STORAGE

A.      Are hazardous materials handled on any of your shipping and receiving docks in container quantities greater than one gallon?                  Yes                  No

B.      If Hazardous materials or waste are stored on the premises, please check off the nature of the storage and type(s) of materials below:

Types of Storage Container (list above-ground storage only)	Type of Hazardous Materials and/or Waste Stored

1 gallon or 3 liter bottles/cans	acid
5 to 30 gallon carboys	phenol
55 gallon drums	caustic/alkaline cleaner
tanks	cyanide
photo resist stripper
paint
flammable solvent
gasoline/diesel fuel
nonflammable/chlorinated solvent
oil/cutting fluid

C.	Do you accumulate hazardous waste onsite? Yes No

If yes, how is it being handled?

             on-site treatment or recovery

             discharged to sewer

             hauled offsite                    If hauled offsite, by whom

             incineration

D.	Indicate your hazardous waste storage status with Department of Health Services:

             generator

             interim status facility

             permitted TSDF

             none of the above

WASTEWATER TREATMENT/DISCHARGE

A.	Do you discharge industrial wastewater to:

             sewer

             storm drain

             surface water

             no industrial discharge

B.	Is your industrial wastewater treated before discharge? Yes No

If yes, what type of treatment is being conducted?

             neutralization

             metal hydroxide formation

             closed-loop treatment

             cyanide destruct

             HF treatment

             other

SUBSURFACE CONTAINMENT OF HAZARDOUS MATERIALS/WASTES

A.	Are buried tanks/sumps being used for any of the following:

             hazardous waste storage

             chemical storage

             gasoline/diesel fuel storage

             waste treatment

             wastewater neutralization

             industrial wastewater treatment

             none of the above

B.	If buried tanks are located onsite, indicate their construction:

             steel                             fiberglass                             concrete

             inside open vault                          double walled

C.      Are hazardous materials or untreated industrial wastewater transported via buried piping to tanks, process areas or treatment areas?                Yes                  No

D.      Do you have wet floors in your process areas?              Yes                No

If yes, name processes:

E.      Are abandoned underground tanks or sumps located on the property?                  Yes                No

HAZARDOUS MATERIALS SPILLS

A.      Have hazardous materials ever spilled to:

             the sewer

             the storm drain

             onto the property

             no spills have occurred

B.      Have you experienced any leaking underground tanks or sumps?                  Yes                No

C.      If spills have occurred, were they reported?                  Yes                No

Check which the government agencies that you contacted regarding the spill(s):

             Department of Health Services

             Department of Fish and Game

             Environmental Protection Agency

             Regional Water Quality Control Board

             Fire Department

D.      Have you been contacted by a government agency regarding soil or groundwater contamination on your site?

             Yes                   No

Do you have exploratory wells onsite?               Yes                   No

If yes, indicate the following:

Number of wells:                           Approximate depth of wells:                           Well diameters:

PLEASE ATTACH ENVIRONMENTAL REGULATORY PERMITS, AGENCY REPORTS THAT APPLY TO YOUR OPERATION AND HAZARDOUS WASTE MANIFESTS.

Check off those enclosed:

             Hazardous Materials Inventory Statement, HMIS

             Hazardous Materials Management Plan, HMMP

             Department of Health Services, Generatory Inspection Report

             Underground Tank Registrations

             Industrial Wastewater Discharge Permit

             Hazardous Waste Manifest

Exhibit E

Addendum to Standard Industrial Lease (the “Lease”)

dated March 23, 2007 Between

The Realty Associates Fund V, L.P. (“Landlord”) and

3PARdata, Inc. (“Tenant”)

It is hereby agreed by Landlord and Tenant that the provisions of this Addendum are a part of the Lease. If there is a conflict between the terms and conditions of this Addendum and the terms and conditions of the Lease, the terms and conditions of this Addendum shall control. Capitalized terms in this Addendum shall have the same meaning as capitalized terms in the Lease.

1.      Tenant Improvements. Tenant accepts possession of the Premises in its “as is” condition. Tenant shall have the right to make improvements to the Premises in accordance with the Work Letter Agreement attached to the Lease as Exhibit F.

2.      Assignment and Subletting. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, without Landlord’s consent and without payment of a Transfer Premium to Landlord, and notwithstanding any right of recapture granted to Landlord, to sublet the entire Premises or to assign the Lease to any of the following (a “Permitted Transferee”): (a) a corporation which controls, is controlled by, or is under common control with, Tenant; (b) a successor corporation to Tenant by merger, consolidation or reorganization; or (c) a purchaser of substantially all of Tenant‘s assets or capital stock. Provided that, in each instance, the Permitted Transferee (or, in the case of a sale of all of Tenant‘s capital stock where Tenant itself continues to survive, the Tenant) shall have a net worth (determined by current appraisal acceptable to Landlord) at least equal to the greater of the net worth of Tenant as of the date hereof, or immediately before the transaction in question. Sale of Tenant’s capital stock through the NASDAQ or any other public exchange shall not be deemed an assignment, subletting or any other transfer of the Lease or the Premises. Transfer of a controlling interest in Tenant as a result of a financing or private or public offering of Tenant shall not be deemed any assignment, subletting or any other transfer of the Lease or the Premises. An assignment or sublease made pursuant to this paragraph is subject to the satisfaction of the following conditions:

(a)      Tenant shall remain fully liable under the terms of the Lease;

(b)      In addition to the requirements of this Addendum section, any such assignment or sublease shall be subject to all of the terms, covenants and conditions of the Lease;

(c)      Landlord shall not be liable to any sublessee;

(d)      Prior to the date an assignment or sublease will take effect, the assignee or sublessee and Tenant shall enter into Landlord’s reasonable consent to sublease agreement or consent to assignment agreement; and

(e)      Prior to the date an assignment or sublease will take effect, Tenant shall pay the reasonable costs and expenses (including legal fees) incurred by Landlord in confirming that the assignment or sublease meets the requirements of this Addendum section and in preparing any consent to sublease agreement or consent to assignment agreement.

3.      Building Sign. Subject to the following terms and conditions, Landlord shall permit Tenant to install, at Tenant’s sole cost and expense, one (1) exterior building sign (the “Building Sign”) containing Tenant‘s name on the Building:

(a)      The location, size, design, color and other characteristics of the Building Sign shall be approved by Landlord, in Landlord‘s sole and absolute discretion;

(b)      The cost of designing, fabricating, installing and obtaining governmental approvals for the Building Sign shall be paid by Tenant, at Tenant’s sole cost and expense. Landlord shall have the right to approve the contractor that installs the Building Sign and the contractor shall comply with all of Landlord’s policies and procedures relating to construction performed at the Project (e.g., insurance, safety etc.);

(c)      Tenant shall maintain the Building Sign in good order and repair, at Tenant’s sole cost and expense;

(d)      Tenant’s right to install the Building Sign is subject to the issuance by the City of Fremont (the “City”) of the required approvals and permits for the installation of the Building Sign. Landlord makes no representation or warranty that the City will permit the installation of the Building Sign, and Tenant’s obligations under this Lease are not conditioned upon the City permitting the installation of the Building Sign or any other sign;

(e)      Any modification of the Building Sign shall be considered to be an “Alteration” within the meaning of section 13.1 of the Lease, and shall be governed by the provisions thereof. Notwithstanding anything to the contrary contained in section 13.1, any modification or alteration of the Building Sign shall require Landlord‘s prior approval, which may be given or withheld by Landlord in Landlord‘s sole and absolute discretion;

(f)      The Building Sign shall be considered a use of the Premises pursuant to section 19 of the Lease, and Tenant shall defend and indemnify Landlord to the extent provided in section 19;

(g)      Tenant shall remove the Building Sign and repair any damage to the Building, at Tenant’s sole cost and expense, upon the termination or expiration of the Lease term;

(h)      The insurance purchased by Tenant pursuant to section 10.1 of the Lease shall apply to the Building Sign;

(i)      Should the Building Sign be electrically illuminated, Tenant agrees to pay to Landlord, upon demand, the costs of such power as determined by persons skilled in the field, and utilize those estimates in billing Tenant for the power consumed; however, Tenant shall also have the right to install, at Tenant’s sole cost and expense, electrical meters which shall measure the actual amount of power consumed;

(j)      If at any time Tenant has subleased more than fifty percent (50%) of the Premises, Landlord shall have the right, at Landlord‘s option, at any time, upon not less than ninety (90) days advance written notice to Tenant, to require Tenant to permanently remove the Building Sign and to repair any damage to the Building caused by such removal, at Tenant‘s sole cost and expense. From and after the date of such removal, Tenant shall no longer have the right to place the Building Sign on the Building, and except for Tenant‘s obligation to remove the Building Sign and to repair any damage to the Building, this Addendum section shall be of no further force or effect; and

(k)      Landlord shall continue to have the right to install one or more additional signs on the exterior of the Building, and no exclusive sign rights have been granted hereunder.

4.      Cross Default. At the sole option of Landlord, any default by Tenant under the Standard Industrial Lease dated April 28, 2005 that Tenant and Landlord have entered into with respect to the space located at 4209 and 4245 Technology Drive in the Project shall be deemed to be a default under Section 17.1(c) of this Lease.

IN WITNESS WHEREOF, the parties hereto have respectively executed this Addendum.

LANDLORD:			TENANT:

The Realty Associates Fund V, L.P., a Delaware limited partnership			3PARdata, Inc., a California corporation

By:	Realty Associates Fund V LLC, a Massachusetts
	limited liability company, general partner		By:	/s/ Adriel G. Lares

By:	Realty Associates Advisors LLC, a Delaware		Its:	VP Finance & CFO
limited liability company, manager

By:	Realty Associates Advisors Trust, a
Massachusetts business trust, sole member
			By:	/s/ Randy Gast

	By:	/s/ Scott W. Amling	Its:	VP Corp Operations
Regional Director

By:	Realty Associates Fund V Texas Corporation,
a Texas corporation, general partner

	By:	/s/ Scott W. Amling
Regional Director

Exhibit F

WORK LETTER AGREEMENT

This Work Letter Agreement is attached to a Standard Industrial Lease entered into between The Realty Associates Fund V, L.P. (“Landlord”), and 3PARdata, Inc. (“Tenant”) (the “Lease”) covering certain premises (the “Premises”) more particularly described in the Lease, and is incorporated into the Lease by this reference. References in this Work Letter Agreement to the “Premises” shall mean the Premises occupied by Tenant on the Delivery Date. It is the intent of Landlord and Tenant, that Tenant be permitted to use the Tenant Improvement Allowance (as defined below) to make improvements to the Premises.

1.      Tenant Improvements. For purposes of this Lease, the “Tenant Improvements” shall mean the improvements to the Premises described on the Final Construction Drawings (as defined below). All Tenant Improvements made to the Premises shall be performed by Tenant. Subject to the reimbursement limitations set forth in section 2.2 below, the Tenant Improvements shall be paid for from the Tenant Improvement Allowance (as defined below) with any costs in excess of the Tenant Improvement Allowance paid for by Tenant, at Tenant‘s sole cost and expense. The Tenant Improvements that Tenant has the right to construct may include, but shall not be limited to, demolition, concrete work, iron work, rough and finish carpentry, insulation, sheet metal, glass and glazing, doors, door frames and hardware, dry wall, acoustical ceiling, flooring, painting and wall coverings, accessories and partitions, kitchen equipment, fire extinguishers and cabinets, window coverings, plumbing, HVAC equipment, the cost of new in-ceiling lighting, relocation of existing and installation of new fire sprinkler heads, electrical, prefabricated partitions, telephone systems, cabling systems, final clean-up and labor, miscellaneous specialties, planning, engineering, plan checking, permitting, architectural and other design costs, general contractor and subcontractor general conditions, overhead and profit, moving and insurance costs. Compliance with the Americans with Disabilities Act and all other handicap regulations relating to the construction of the Tenant Improvements or the use or occupancy of the Premises shall be paid for by Tenant from the Tenant Improvement Allowance or Tenant’s own funds.

2.	Tenant Improvement Allowance.

2.1      Tenant Improvement Allowance. Tenant shall be entitled to a Tenant Improvement Allowance (the “Tenant Improvement Allowance”) in a total amount equal to One Hundred Ninety One Thousand Five Hundred Seventy and 00/100 Dollars ($191,570). The Tenant Improvement Allowance shall be used, subject to the limitations set forth in section 2.2 below, to reimburse Tenant for the costs it incurs relating to the initial design and construction of the Tenant Improvements. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter Agreement in a total amount which exceeds the Tenant Improvement Allowance. Any portion of the Tenant Improvement Allowance not disbursed in accordance with this Work Letter Agreement shall be retained by Landlord and shall no longer be available to Tenant for any purpose.

2.2      Disbursement of the Tenant Improvement Allowance.

(a)      Tenant Improvement Allowance Items. The Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

(i)      Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in section 3.1 of this Work Letter Agreement;

(ii)      The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

(iii)      The cost of the construction of the Tenant Improvements, including, without limitation, testing and inspection costs, trash removal costs, and contractors’ fees and general conditions; provided, however, in no event shall the Tenant Improvement Allowance be used to pay the cost of purchasing furniture, fixtures or equipment (collectively, “FF&E”), and the cost of all FF&E shall be paid by Tenant, at Tenant’s sole expense. FF&E shall not include computer and telephone wiring and Tenant may use the Tenant Improvement Allowance to pay for computer and telephone wiring. In addition, FF&E shall not include equipment that is permanently incorporated into the Building as part of the Tenant Improvements (e.g., HVAC units);

(iv)      The cost of any changes to the Final Construction Drawings (as that term is defined in section 3.3 of this Work Letter Agreement) or Tenant Improvements required by any governmental agency; and

(v)      Sales and use taxes and Title 24 fees; and

(vi)      The payment of the Landlord Fee.

(b)      Disbursement. During the construction of the Tenant Improvements, Landlord shall make disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and shall release monies as follows:

(i)      Disbursements. Not more often than once in any thirty (30) day period, Landlord shall disburse to Tenant, or upon written request from Tenant, Tenant’s general contractor, monies from the Tenant Improvement Allowance. Prior to Landlord making a disbursement, Tenant shall deliver to Landlord: (A) a request for payment, approved by Tenant, in a form which is reasonably acceptable to Landlord which shows the percentage of completion by trade of the Tenant Improvements; (B) invoices from all of Tenant’s Agents (as defined below), for labor rendered and materials delivered with respect to such payment request in an amount not less than the amount of the Tenant Improvement Allowance Tenant has requested be reimbursed; (C) copies of executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions of California Civil Code Section 3262(d); (D) proof that Tenant has previously paid to Tenant’ds Agents the monies described in the payment request; and (E) all other information reasonably requested by Landlord. Within fifteen (15) days after Landlord has received all of this information, Landlord shall deliver a check to Tenant or, at Tenant’s request, to Tenant’s general contractor, in an amount equal to the actual monies paid by Tenant to Tenant’s Agents with respect to such payment request. Notwithstanding the foregoing, Landlord shall not be obligated to disburse to Tenant the last ten percent (10%) of the Tenant Improvement Allowance until the requirements of Section 2.2(b)(ii) have satisfied and Tenant has received a certificate of occupancy for the Premises.

(ii)      Final Completion. Within thirty (30) days after the Tenant Improvements have been completed, Tenant shall deliver to Landlord (A) properly executed mechanics lien releases in compliance with California Civil Code Section 3262(d)(3) or Section 3262(d)(4); and (B) a certificate from the Architect, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed. Within fifteen (15) days after receiving the foregoing information, Landlord shall reimburse to Tenant any additional costs of constructing the Tenant Improvements to the extent not previously paid for in accordance with (i) above.

3.	Space Plan and Construction Drawings.

3.1      Space Plan. Tenant shall submit to Landlord for approval a detailed space plan (“Space Plan”) for the Premises which shall include, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements. Tenant shall use an architect approved by Landlord, in Landlord’s reasonable discretion, to prepare the Space Plan (the “Architect”). Landlord agrees to cooperate with Tenant and its design representatives in connection with the preparation of the Space Plan. Within fifteen (15) days after receipt by Landlord of the Space Plan, Landlord (I) shall give its written approval with respect thereto, or (ii) shall notify Tenant in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Landlord to give its approval. Landlord shall not unreasonably withhold such approval. Within fifteen (15) days following Tenant’s receipt of Landlord’s disapproval, Tenant shall submit to Landlord for approval the revised Space Plan. Within ten (10) days following receipt by Landlord of the revised Space Plan, Landlord shall give its written approval with respect thereto or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord’s earlier requests). The preceding sentence shall be implemented repeatedly until Landlord gives its approval to Tenant’s Space Plan.

3.2      Construction Drawings. Tenant shall retain engineering consultants (the “Engineers”) that are reasonably acceptable to Landlord to prepare all plans and engineering drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and specifications to be prepared by Architect and the Engineers hereunder shall reflect only the improvements described on the final Space Plan and shall be known collectively as the “Construction Drawings.” Tenant and Architect shall verify, in the field, the dimensions of the Premises and the conditions at the Premises, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings are for its sole benefit and Landlord shall have no liability to Tenant or Tenant’s Agents arising out of or based on Landlord’s review. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant or Tenant’s Agents by Landlord or Landlord’s space planner, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors arising therefrom.

3.3      Preparation of Final Construction Drawings. Tenant shall promptly cause the Architect and the Engineers to complete the Construction Drawings which shall be comprised of a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which will allow Tenant to obtain all applicable permits (collectively, the “Final Construction Drawings”) and shall submit three (3) copies of the Final Construction Drawings to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall advise Tenant within ten (10) days after Landlord’s receipt of the Final Construction Drawings for the Premises if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall revise the Final Construction Drawings taking into consideration Landlord’s comments.

3.4      Permits and Changes. The Final Construction Drawings shall be approved by Landlord prior to the commencement of construction of the Tenant Improvements. After approval by Landlord of the Final Construction Drawings, Tenant may submit the same to the City of Fremont in order to obtain all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permits or a certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s sole responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permits or certificate of occupancy. No changes, modifications or alterations in the Final Construction Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

3.5      Compliance with Laws. Tenant shall be solely responsible for constructing the Tenant Improvements in compliance with all laws. Tenant acknowledges and agrees that it may be obligated to modify, alter or upgrade the existing Premises and the systems therein in order to complete the construction of the Tenant Improvements, and Landlord shall have no liability or responsibility for modifying, altering or upgrading the Premises or its existing systems.

4.	Construction of Tenant Improvements.

4.1      Tenant’s Selection of Contractors.

(a)      The Contractor. The general contractor for the construction of the Tenant Improvements shall be chosen by Tenant and reasonably approved by Landlord (the “Contractor”).

(b)      Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Contractors”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld. Notwithstanding the forgoing, Landlord shall have the right to designate which subcontractors may perform work on the Building’s major systems, including, but not limited to, the Building’s HVAC, electrical, plumbing and life, fire and safety systems provided that such contractors will perform their work at competitive costs. All of Tenant’s Contractors shall be properly licensed by the state of California and shall be experienced in performing the work they have agreed to perform in similar buildings. Tenant shall submit a written list of Tenant’s Contractors to Landlord, and Landlord shall reasonably approve or disapprove the persons or entities on the list within five (5) business days after Landlord receives the list. If Landlord does not disapprove a person or entity on the list within said five (5) day period, said person or entity shall be deemed approved. If Landlord disapproves a person or entity on the list, Tenant shall submit the name of another person or entity to perform that work.

4.2      Construction of Tenant Improvements by Tenant’s Contractors.

(a)      Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld. Landlord shall approve or disapprove the Contract within five (5) business days after Landlord receives the Contract.

(b)      Tenant’s Contractors.

(i)      Indemnity. Tenant’s indemnification set forth in the Lease shall also apply with respect to any and all damages, cost, loss or expense (including attorneys fees) related in any way to any act or omission of Tenant or Tenant’s Contractors, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements. By way of example, and not limitation, Tenant shall indemnify and defend Landlord from any Damages to the Premises caused by the actions of the persons constructing the Tenant Improvements.

(ii)      Warranty. Tenant will use commercially reasonable efforts to cause each of Tenant’s Contractors to provide a warranty to Tenant and for the benefit of Landlord that the portion of the Tenant

Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the Commencement Date of the Lease. The correction of any defective work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal or replacement of all or any part of the Tenant Improvements, and/or any other Building improvements that may be damaged or disturbed thereby. All such warranties shall be contained in the Contract or applicable subcontract and shall inure to the benefit of both Landlord and Tenant. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(iii)      Insurance Requirements.

(A)      General Coverages. All of Tenant’s Contractors shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public or commercial general liability insurance, including property damage, in an amount of not less than $1,000,000 per occurrence. Tenant’s Contractors shall not be entitled to satisfy their insurance obligations through self-insurance.

(B)      Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of the Tenant Improvements, it being understood and agreed that the Tenant Improvements shall be insured by Tenant during the construction period and throughout the term of the Lease. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

(C)      General Terms. Certificates for all insurance carried pursuant to this section shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before any equipment is moved onto the site. All such policies of insurance shall name Landlord as an additional insured and must contain a provision that the company writing the policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Contractors shall maintain all of the foregoing insurance coverage in force until all of the Tenant Improvements are fully completed. All insurance, except Worker’s Compensation, maintained by Tenant’s Contractors shall preclude subrogation claims by the insurer against Landlord or Tenant. Such insurance shall provide that it is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not limit Tenant’s indemnification obligations under this Work Letter Agreement.

(c)      Compliance With Laws and Other Landlord Requirements. The Tenant Improvements shall comply in all respects with the following: (i) all applicable building codes, laws and regulations; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters); and (iii) building material manufacturer’s specifications. In addition, Tenant’s Contractors shall comply with all of Landlord’s rules, regulations and procedures concerning the construction of improvements in the Building and access to the Building (collectively, the “Construction Procedures”), and if any Tenant Agent fails to comply with the Construction Procedures after Landlord has provided the Tenant Agent with written notice of its non-compliance, Landlord shall have the right to prohibit such Tenant Agent from performing any further work in the Building, and Landlord shall have no liability to Tenant do to such prohibition. Landlord’s Construction Procedures are available from the Building’s property manager. Tenant’s Contractors shall not perform any construction work at the Building at any time that disrupts any other tenant’s use of the Project. Landlord shall determine, in Landlord’s sole discretion, if Tenant’s construction activities are disturbing other tenants. Tenant and Tenant’s Contractors shall not have the right, at any time, to disrupt any Building service (e.g., HVAC, electrical, plumbing etc.) to the Common Areas or to another tenant’s premises. Tenant and Tenant’s Contractors shall only store construction materials inside the Premises and Tenant’s Contractors shall not dispose of their refuse or construction materials in the Project’s trash receptacles. Tenant shall reimburse Landlord for the cost of repairing any damage to the Project caused by the movement of construction materials and FF&E into the Building (e.g., damage to carpet, walls, doors, elevators etc.).

(d)      Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s inspection of the Tenant Improvements shall not constitute Landlord’s approval of the Tenant Improvements. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects in the Tenant Improvements shall be rectified by Tenant at no expense to Landlord. Landlord shall have the right to receive a fee to reimburse it for its costs in providing approvals hereunder and in monitoring the construction of the Tenant Improvements in an amount equal to two percent (2%) of the total cost of constructing the Tenant Improvements (the “Landlord Fee”); provided, however, in no event shall the Landlord Fee exceed Three Thousand Eight Hundred Thirty One and 00/100 Dollars ($3,831). Landlord shall have the right to deduct the Landlord Fee from the Improvement Allowance.

(e)      Notice of Non-Responsibility. Not less than ten (10) days prior to the date Tenant intends to first commence construction of the Tenant Improvements, Tenant shall provide Landlord with written notice of its intention to commence construction. Landlord shall have the right from time to time to post notices of non-responsibility at the Premises.

4.3      Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, and as a condition to Landlord’s final reimbursement of the Tenant Improvement Allowance, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of Santa Clara County in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, and as a condition to Landlord’s final reimbursement of the Tenant Improvement Allowance, (a) Tenant shall cause the Architect and Contractor (i) to update the Final Construction Drawings as necessary to reflect all changes made to the Final Construction Drawings during the course of construction, (ii) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct and (iii) to deliver to Landlord two (2) sets of copies of such record set of drawings, and (b) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

5.      Completion. Tenant shall be primarily obligated to complete the construction of the Tenant Improvements that Tenant elects to construct, and the failure of Tenant’s Contractors to perform their obligations with respect to the construction of such Tenant Improvements shall not relieve Tenant of its obligation to complete the construction of the Tenant Improvements or to pay rent as of the Commencement Date. Tenant acknowledges and agrees that its obligation to pay Base Rent and other amounts due under the Lease is not conditioned on Tenant’s completion of the Tenant Improvements prior to July 1, 2007 or at any other time. Consequently, Tenant shall be obligated to pay Base Rent, Operating Expenses and other amounts due under the Lease even though Tenant is unable to use the Premises due to its failure to complete the Tenant Improvements. Landlord shall have no obligation to make any disbursements from the Tenant Improvement Allowance after December 31, 2007, and any monies remaining in the Tenant Improvement Allowance after such date shall be retained by Landlord and shall not be available to Tenant for any purpose. If Tenant has made a request for a disbursement from the Improvement Allowance that complies with the requirements of section 2.2(b) prior to December 31, 2007, Landlord shall be obligated to process and pay such request notwithstanding that the payment of such request may occur after December 31, 2007.

6.	Miscellaneous.

6.1      Tenant’s Representative. Within five (5) days after the mutual execution of the Lease, Tenant shall designate to Landlord in writing one employee who shall act as Tenant’s sole representative with respect to the matters set forth in this Work Letter Agreement, and, until further notice to Landlord, Tenant’s representative shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

6.2      Landlord’s Representative. Landlord has designated Kevin Morris as its sole representative with respect to the matters set forth in this Work Letter Agreement, and until further notice to Tenant, Landlord’s representative shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

6.3      Time of the Essence. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4      Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease, if Tenant commits a default as defined in section 17.1 of the Lease, and fails to cure such default during any applicable cure period, then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance until such time as such default is cured pursuant to the terms of the Lease, and (b) Landlord shall have no other obligations under the terms of this Work Letter Agreement until such time as such default is cured pursuant to the terms of the Lease. The failure of Tenant to perform any of its obligations under this Work Letter Agreement shall constitute a default under section 17.1(d) of the Lease (subject to the notice and cure periods set forth therein).